EXHIBIT 10.1
EXECUTION COPY
UNIT PURCHASE AGREEMENT
by and among
Avanir Pharmaceuticals
(the “Buyer”),
The Parties Listed on Schedule A Attached Hereto
(the “Sellers”)
and
Alamo Pharmaceuticals, LLC
(the “Company”)
with respect to all outstanding units representing membership interests of the Company
Dated as of May 22, 2006

i

Page
SECTION 10.21. Execution and Counterparts	74
SECTION 10.22. Disclosure	74
SCHEDULES

Schedule A	List of the Sellers
EXHIBITS

Exhibit A	Form of Accredited Investor Certificate
Exhibit B	Form of Amended and Restated Operating Agreement
Exhibit C	Form of Assignment and Assumption of Units Agreement
Exhibit D	Form of Buyer Note 1
Exhibit E	Form of Buyer Note 2
Exhibit F	Form of Buyer Note 3
Exhibit G	Letter Agreement
Exhibit H	Form of Non-Compete Agreement
Exhibit I	Form of Pledge Agreement
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Release Agreement

UNIT PURCHASE AGREEMENT
          This UNIT PURCHASE AGREEMENT dated as of May 22, 2006 (this “Agreement”), is entered into by and among Avanir Pharmaceuticals, a California corporation (the “Buyer”), the parties listed on Schedule A attached hereto (the “Sellers”) and Alamo Pharmaceuticals, LLC, a California limited liability company (the “Company”).
RECITALS
          WHEREAS, the Sellers own 10,300,000 membership interest units (the “Units”), representing all of the outstanding Equity Participations (as defined herein) of the Company;
          WHEREAS, the Company, directly and through its Subsidiaries, among other things, is engaged in the business of developing and reformulating approved drugs and development compounds into branded products and the production, distribution and marketing of the Product (as defined herein) at various locations in the United States and abroad (the “Business”);
          WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Units, upon the terms and subject to the conditions set forth herein; and
          WHEREAS, certain capitalized terms used in the Agreement are defined in Section 10.01 of the Agreement.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Sellers and the Buyer hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
          SECTION 1.01. Purchase and Sale of the Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase from the Sellers, and the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, the Units free and clear of all Encumbrances of any kind for the consideration specified in Section 1.02 below.
          SECTION 1.02. Purchase Price.
          (a) In consideration of the purchase of the Units, the Buyer agrees to pay to the Sellers’ Representative for distribution pursuant to Section 1.03 (i) the Buyer Debt Repayment Amount, (ii) the Buyer Notes, (iii) the Contingent Payments as provided in Section

1.04, (iv) the Non-US Licensing Earn-Out Payments as provided in Section 1.04 and (v) the Contingent Note or Run Rate Contingent Payments as provided in Section 1.04 (collectively, the “Purchase Price”); provided, however that the aggregate principal amount of the Buyer Note 2 shall be reduced at the Closing and prior to issuance and delivery by the aggregate amount of the gross wholesale prices charged to the Company’s wholesalers for any shipments of the Product by the Company after the close of business on May 18, 2006 and prior to the Closing.
          (b) The Buyer shall deduct from the Purchase Price (including any amounts payable under Section 1.04) any amounts required to be withheld or deducted under the Code or other applicable Tax Law; provided that the Buyer agrees that no such deduction is required from the Buyers Debt Repayment Amount or the Buyer Notes paid at the Closing. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Seller and/or the Sellers’ Representative, as applicable, in respect of whom such deduction and withholding was made, based upon that portion of the Purchase Price to which such Seller would have been entitled pursuant to Section 1.03 and Section 1.04, as applicable, absent such deduction. Any amounts so deducted shall be remitted by the Buyer to the appropriate Governmental Authority on a timely basis.
          SECTION 1.03. Sellers’ Payment Waterfall. In consideration of the payment by Cutler on behalf of the Company of the Cutler Debt Repayment Amount and other amounts paid by Cutler in connection with the transactions contemplated by the Acquisition Documents (the “Cutler Threshold Amount”), the Sellers hereby agree that any payments of the Purchase Price made by the Buyer pursuant to this Agreement shall be made to Sellers’ Representative, who shall, in turn, distribute such payments in accordance with the following:
          (a) Cutler shall receive the Buyer Note 1, the Buyer Note 2 and the Buyer Note 3 (which shall be deemed to have been received by Cutler at the time of its issuance, even though retained by the Buyer pursuant to the terms of the Pledge Agreement);
          (b) If the Cutler Debt Repayment Amount shall have been paid to the Company Lenders prior to the Closing as confirmed in the Beneficiary Demand Statements, then Cutler shall receive the Buyer Debt Repayment Amount;
          (c) Cutler shall receive the Contingent Note or any Run Rate Contingent Payments;
          (d) Cutler shall receive any Contingent Payments and any Non-US Licensing Earn-Out Payments until Cutler has received an amount pursuant to this Section 1.03(b) equal to the Cutler Threshold Amount minus the sum of: (x) the principal amount of each of the Buyer Notes, as reduced pursuant to the terms of this Agreement, (y) the aggregate amount of any Contingent Note or any Run Rate Contingent Payments and (z) $4,000,000; and
          (e) Thereafter, any Contingent Payment and Non-US Licensing Earn-Out Payment amounts shall be distributed to the Sellers in proportion to their respective Sharing Percentages.

          For all purposes hereunder, Sellers’ Representative, and not the Buyer, shall be responsible for distributing any amounts received by it pursuant to the terms of this Agreement in accordance with this Section 1.03.
          SECTION 1.04. Contingent Payments; Non-US Licensing Earn-Out Payments; Run Rate Contingent Payments.
          (a) Calculation of Contingent Payments. For the period beginning on the Closing Date and ending on December 31, 2018 (the “Contingent Payment Period”):
     (i) Not later than 45 calendar days following the end of the first four consecutive fiscal quarters (provided that if such fourth consecutive fiscal quarter is the fourth fiscal quarter of a fiscal year of the Buyer such time period shall be 75 calendar days) during the Contingent Payment Period that Net Product Revenues during such four consecutive fiscal quarters period exceeds $40.0 million (the “Initial Contingent Payment Determination Period”), the Buyer and the Company, jointly and severally, shall pay to the Sellers’ Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after the Initial Contingent Payment Determination Period, an aggregate amount equal to Ten Million Four Hundred Fifty Thousand Dollars ($10,450,000) (the “Initial Contingent Payment”), which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03.
     (ii) In addition to the amounts payable pursuant to Section 1.04(a)(i), not later than 45 calendar days following the end of the first four consecutive fiscal quarters (provided that if such fourth consecutive fiscal quarter is the fourth fiscal quarter of a fiscal year of the Buyer such time period shall be 75 calendar days) during the Contingent Payment Period in which the Net Product Revenues during such four consecutive fiscal quarters period exceeds $50.0 million (the “Subsequent Contingent Payment Determination Period”), the Buyer and the Company, jointly and severally, shall pay to the Sellers’ Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after the Subsequent Contingent Payment Determination Period, an amount equal to Twenty-Five Million Dollars ($25,000,000) (the “Subsequent Contingent Payment,” together with the Initial Contingent Payment, the “Contingent Payments”), which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03; provided, however, that if such 45 day (or 75 day, if applicable) period after the Subsequent Contingent Payment Determination Period shall end within 12 months of the date of payment by the Buyer and the Company of the Initial Contingent Payment, then the Buyer and the Company shall have until 12 months after the date of payment by the Buyer and the Company of the Initial Contingent Payment to pay the Subsequent Contingent Payment; provided further that if the Initial Contingent Payment Determination Period and the Subsequent Contingent Payment Determination Period shall include the same four consecutive fiscal quarters, the Initial Contingent Payment shall be payable by the Buyer and the Company prior to the end of the 45 day (or 75 day, if applicable) period after such four consecutive fiscal quarters and the Buyer and the Subsequent Contingent Payment shall be payable by the Buyer and the Company within 12 months after the date of payment by the Buyer and the Company of the Initial Contingent Payment.
          (b) Non-US Licensing Earn-Out Payments. In addition to the amounts payable pursuant to Section 1.04(a), not later than 45 calendar days following the end of each fiscal quarter (provided that such time period shall be 75 calendar days for any fourth fiscal quarter of a fiscal year of the Buyer) during the Contingent Payment Period, the Buyer and the Company, jointly and severally, shall pay to the Sellers’ Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period an amount equal to the product of (x) the Net Non-US Licensing Revenues received during the preceding fiscal quarter multiplied by (y) 0.5 (such product for each fiscal quarter, a “Non-US Licensing Earn-Out Payment,” and, together with all other Non-US Licensing Earn-Out Payments, the “Non-US Licensing Earn Out Payments”), which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03.
          (c) IMS Data Contingent Payments. In addition to the amounts payable pursuant to Sections 1.04(a) and 1.04(b), if the amount of sales of the Product as first reported by IMS Health Incorporated (“IMS”) on a National Sales Perspective Report (a “NSP Report”) for each of the months of April 2006 and May 2006 is equal to or exceeds $1,266,539 (as reported by IMS on the NSP Report first issued for March 2006) for each such month, then the Buyer shall issue to Cutler a senior note in the aggregate principal amount of Four Million Dollars ($4,000,000) that shall contain the same terms and conditions set forth in the Buyer Note 2 (the “Contingent Note”). The Buyer shall provide notice to the Sellers’ Representative within 15 calendar days of receipt by Buyer of the NSP Report first issued by IMS for May 2006 setting forth whether Cutler shall be entitled to the Contingent Note. The Buyer shall (A) provide to the Sellers’ Representative with such notice a copy of the NSP Reports first issued by IMS for the months of March, April and May 2006 (it being understood for purposes of this Section 1.04(c) that the data contained in such NSP Reports first issued by IMS for the months of March, April and May 2006 shall be deemed the final data upon which the determination of the amount of sales of the Product is made for each such month, and that no data for each such month as first reported by IMS shall be altered by any subsequent revisions by IMS to such data for those months in subsequent NSP Reports) and (B), if issuable pursuant to this Section 1.04(c), deliver to the Sellers’ Representative the Contingent Note for distribution to Cutler.
          (d) Run Rate Contingent Payments. In the event that the Buyer is not required to issue the Contingent Note in accordance with Section 1.04(c) because the amount of sales of the Product as first reported by IMS on a NSP Report for each of the months of April 2006 and May 2006 is not equal to or exceeds $1,266,539 for each such month, in addition to the amounts payable pursuant to Sections 1.04(a) and 1.04(b):
     (i) Subject to Section 1.04(d)(iii), not later than 45 calendar days following the first fiscal quarter (provided that such time period shall be 75 calendar days if such fiscal quarter is the fourth fiscal quarter of a fiscal year of the Buyer) during the Contingent Payment Period in which the Net Product Revenues equals or exceeds $1.0 million in each of the three consecutive months of such fiscal quarter (the “Initial Run Rate Contingent Payment Determination Period”):

     (A) if the end of such 45 day (or 75 day, if applicable) period after the Initial Run Rate Contingent Payment Determination Period shall occur prior to the Maturity Date of the Buyer Note 2 (as defined therein), then the Buyer at its sole option shall (1) issue to Cutler a senior note in the aggregate principal amount of Two Million Dollars ($2,000,000) that shall contain the same terms and conditions set forth in the Buyer Note 2 (the “Alternate Contingent Note 1”), except the Maturity Date of such Alternate Contingent Note 1 shall be the third anniversary of the Closing Date unless prepaid in accordance with its terms prior to such date, or (2) pay, jointly and severally with the Company, to the Sellers’ Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after the Initial Run Rate Contingent Payment Determination Period, an amount equal to Two Million Dollars ($2,000,000) which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03; or
     (B) if the end of such 45 day (or 75 day, if applicable) period after the Initial Run Rate Contingent Payment Determination Period shall occur on or after the Maturity Date of the Buyer Note 2, then the Buyer and the Company, jointly and severally, shall pay the Initial Run Rate Contingent Payment by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after the Initial Run Rate Contingent Payment Determination Period, an amount equal to Two Million Dollars ($2,000,000) which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03.
          The issuance of the Alternate Contingent Note 1 or the payment of the applicable cash amount as provided in this Section 1.04(d)(i) shall be the “Initial Run Rate Contingent Payment”.
     (ii) Subject to Section 1.04(d)(iii), not later than 45 calendar days following the first fiscal quarter (provided that such time period shall be 75 calendar days if such fiscal quarter is the fourth fiscal quarter of a fiscal year of the Buyer) during the Contingent Payment Period in which the Net Product Revenues equals or exceeds $1.5 million in each of the three consecutive months of such fiscal quarter (the “Subsequent Run Rate Contingent Payment Determination Period”):
     (A) if the end of such 45 day (or 75 day, if applicable) period after the Subsequent Run Rate Contingent Payment Determination Period shall occur prior to the Maturity Date of the Buyer Note 2, then the Buyer at its sole option shall (1) issue to Cutler an additional senior note in the aggregate principal amount of Two Million Dollars ($2,000,000) that shall contain the same terms and conditions set forth in the Buyer Note 2 (the “Alternate Contingent Note 2”), except the Maturity Date of such Alternate Contingent Note 2 shall be the third anniversary of the Closing Date unless prepaid in accordance with its terms prior to such date, or (2) pay, jointly and severally with the Company, to the Sellers’

Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after the Subsequent Run Rate Contingent Payment Determination Period, an amount equal to Two Million Dollars ($2,000,000) which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03; or
     (B) if the end of such 45 day (or 75 day, if applicable) period after the Subsequent Run Rate Contingent Payment Determination Period shall occur on or after the Maturity Date of the Buyer Note 2, then the Buyer and the Company, jointly and severally, shall pay the Subsequent Run Rate Contingent Payment by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after the Subsequent Run Rate Contingent Payment Determination Period, an amount equal to Two Million Dollars ($2,000,000) which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03.
          The issuance of the Alternate Contingent Note 2 or the payment of the applicable cash amount as provided in this Section 1.04(d)(ii) shall be the “Subsequent Run Rate Contingent Payment”.
     (iii) If the Initial Run Rate Contingent Payment Determination Period and the Subsequent Run Rate Contingent Payment Determination Period shall be the same fiscal quarter and the 45 day (or 75 day, if applicable) period after the end of such fiscal quarter shall:
     (A) occur prior to the Maturity Date of the Buyer Note 2, then in lieu of payment of the Initial Run Rate Contingent Payment and the Subsequent Run Rate Contingent Payment, then the Buyer at its sole option shall (1) issue to Cutler a senior note in the aggregate principal amount of Four Million Dollars ($4,000,000) that shall contain the same terms and conditions set forth in the Buyer Note 2 (the “Alternate Contingent Note 3”), except the Maturity Date of such Alternate Contingent Note 3 shall be the third anniversary of the Closing Date unless prepaid in accordance with its terms prior to such date, or (2) pay, jointly and severally with the Company, to the Sellers’ Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after such fiscal quarter an amount equal to Four Million Dollars ($4,000,000) which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03; or
     (B) occur on or after the Maturity Date of the Buyer Note 2, then in lieu of payment of the Initial Run Rate Contingent Payment and the Subsequent Run Rate Contingent Payment, the Buyer and the Company, jointly and severally, shall pay the Alternate Run Rate Contingent Payment by wire transfer of immediately available funds to an account designated by the Sellers’

Representative prior to the second Business Day preceding the end of such 45 day (or 75 day, if applicable) period after such fiscal quarter, an amount equal to Four Million Dollars ($4,000,000) which amount shall be distributed by the Sellers’ Representative in accordance with Section 1.03.
          The issuance of the Alternate Contingent Note or the payment of the applicable cash amount provided in this Section 1.04(d)(iii) shall be the “Alternate Run Rate Contingent Payment”, which together with the Initial Run Rate Contingent Payment and the Subsequent Run Rate Contingent Payment, shall be the “Run Rate Contingent Payments”.
     (iv) In no event shall any Run Rate Contingent Payments be payable by the Buyer in accordance with this Section 1.04(d) if the Buyer shall have been required to issue to Cutler the Contingent Note pursuant to Section 1.04(c).
          (e) Interim Reports. Not later than 45 calendar days following the end of each fiscal quarter during the Contingent Payment Period (provided that if such fiscal quarter is the fourth quarter of a fiscal year of the Buyer such time period shall be 75 calendar days), the Buyer shall furnish, or otherwise cause to be made available at its sole cost and expense, to the Sellers’ Representative a report (“Contingent Payment Quarterly Report”) setting forth in reasonable detail Net Product Revenues and the Net Non-US Licensing Revenues for each month of such fiscal quarter. Each Contingent Payment Quarterly Report furnished or made available to the Sellers’ Representative shall be accompanied by (i) a copy of any report covering such fiscal quarter provided by Buyer or the Company to CIMA Labs, Inc. (or its successor) in accordance with Section 4.3 of that certain Amended and Restated Development, License and Supply Agreement, dated August 22, 2005 as amended by Amendment #1 dated October 19, 2005 to which the Company is a party, and (ii) a certificate of an officer of the Buyer certifying (A) the amount of any Contingent Payment, Non-US Licensing Earn-Out Payment or Run Rate Contingent Payment due or (B) that no Contingent Payment, Non-US Licensing Earn-Out Payment or Run Rate Contingent Payment is due under the terms of this Agreement. Each Contingent Payment Quarterly Report shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Buyer’s consolidated financial statements. Upon reasonable notice, the Buyer shall make available to Sellers’ Representative and its agents and representatives during normal business hours all of the books, records, personnel and workpapers used to prepare each Contingent Payment Quarterly Report.
          (f) Disputes. Not more than one (1) time during each calendar year during the Contingent Payment Period or the 24 month period immediately succeeding it, the Sellers’ Representative and its advisors, agents and representatives shall have the right, at its sole cost and expense, to audit the Net Product Revenues and the Net Non-US Licensing Revenues during the eight fiscal quarters preceding the commencement of such audit to the extent such fiscal quarters have not previously been audited by the Sellers’ Representative. Following such audit or review of the materials supporting the preparation of a Contingent Payment Quarterly Report specified in Section 1.04(e) hereof by Sellers’ Representative, the Sellers’ Representative shall have the right to dispute one or more Contingent Payment Quarterly Reports covered by such audit that it reasonably believes contain any errors. If the Sellers’ Representative elects to dispute one or more such Contingent Payment Quarterly Reports, in whole or in part, then Sellers’ Representative shall provide a written notice to the Buyer specifying in reasonable detail its objections thereto (“Contingent Payment Dispute Notice”). Promptly following receipt by the Buyer of any Contingent Payment Dispute Notice from the Sellers’ Representative, the Buyer and the Sellers’ Representative shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers’ Representative and the Buyer are unable to reach a resolution with such effect within 20 Business Days after the receipt by the Buyer of the Contingent Payment Dispute Notice, the Sellers’ Representative and the Buyer shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually and reasonably acceptable to the Sellers’ Representative and the Buyer (the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Sellers’ Representative and the Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Buyer. The fees and disbursements of any accounting firm retained by the Sellers’ Representative or the Buyer to assist it in any dispute regarding any Contingent Payment Quarterly Report and the Independent Accounting Firm, if any, shall be borne by either the Buyer or Cutler in the event that either the Buyer or the Sellers’ Representative, respectively, does not prevail in the dispute (including the Company in the event that the Buyer is such non-prevailing party); provided that to the extent the dispute relates to the amount of Non-US Licensing Earn-Out Payments payable, the expenses shall be allocated between Cutler and the Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer or the Sellers’ Representative (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted; provided, further that Cutler shall not be entitled to reimbursement from any Seller for such fees and disbursements under this Section 1.04(f) in excess of any amount of the Purchase Price actually received by such Seller.
          (g) Late Payments. Any Contingent Payment, Non-US Licensing Earn-Out Payment or Run Rate Contingent Payment that shall not be paid when due shall bear interest at a rate equal to the prime rate of interest per annum charged by Citibank, N.A. on the date such Contingent Payment, Non-US Licensing Earn-Out Payment or Run Rate Contingent Payment was due, compounded monthly, on such past due amount from the date due until paid in full.
          (h) Payments. The Buyer and the Company, jointly and severally, shall pay each Contingent Payment, Non-US Licensing Earn-Out Payment and any cash payment for any the Run Rate Contingent Payment to the Sellers’ Representative, as and when due, by wire transfer of immediately available funds to such account as the Sellers’ Representative may reasonably direct by written notice delivered to the Buyer at least two Business Days prior to the proposed date of such payment. Sellers’ Representative shall be responsible for distributing any such Contingent Payment, Non-US Licensing Earn-Out Payment and any cash payment for any the Run Rate Contingent Payment in accordance with Section 1.03. If the Buyer issues to Cutler any of the Contingent Note 1, Contingent Note 2 or Alternate Contingent Note as payment for any Run Rate Contingent Payment as and when due, each such note shall be delivered to Sellers’ Representative for distribution to Cutler in accordance with Section 1.03.
          (i) Characterization of Payments. Other than amounts properly characterized as interest for Tax purposes, all Contingent Payments, Non-US Licensing Earn-Out Payments and Run Rate Contingent Payments made pursuant to this Section 1.04 shall constitute an adjustment of the consideration paid for the Assets for Tax purposes and shall be treated as such by the Buyer and the Sellers on their Tax Returns to the extent permitted by Law.
          (j) Operating Covenant. So long as Buyer’s current product portfolio is not materially modified and the Buyer is marketing products to psychiatrists, following the Closing and prior to the last day of the Contingent Payment Period, the Buyer shall cause the Company to use commercially reasonable efforts to market the Product to psychiatrists in at least a second detail position.
          SECTION 1.05. Adjustment to the Buyer Note 2 for Excess Product Returns.
          (a) Determination of Excess Returns. In the event that the Company’s gross product sales that were generated by the Product returned to the Company during the first six full calendar months after the Closing (but specifically excluding any gross product sales generated by any Product returns accepted by the Company during such period to the extent the Company was not required to accept such returns by the applicable sales terms in effect as of the Closing Date) exceeds 1% of the gross product sales of the Product during the first six full calendar months as first reported by IMS on a NPS Report for each month during such period (the “Excess Returns Amount”), then the Buyer shall deliver a written notice (the “Excess Returns Notice”) to the Sellers’ Representative within 45 calendar days of the end of such six-month period specifying the Excess Returns Amount and setting forth in reasonable detail the Buyer’s calculation of such amount, and shall attach to such notice the NPS Reports first issued by IMS for each of the first six full calendar months. Upon reasonable notice, the Buyer shall make available to the Sellers’ Representative and its agents and representatives during normal business hours all of the books, records, personnel and workpapers that are reasonably necessary for the Sellers’ Representative to understand the preparation of the Excess Returns Notice.
          (b) Dispute. If the Sellers’ Representative elects to dispute the Excess Returns Amount set forth in the Excess Returns Notice, in whole or in part, then Sellers’ Representative shall provide a written notice to the Buyer within 10 Business Days of delivery by the Buyer of the Excess Returns Notice, which shall specify the estimated amount thereof in dispute and set forth in reasonable detail the basis of its objections thereto (“Returns Dispute Notice”). Promptly following receipt by the Buyer of any Returns Dispute Notice from the Sellers’ Representative, the Buyer and the Sellers’ Representative shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers’ Representative and the Buyer are unable to reach a resolution with such effect within 20 Business Days after the receipt by the Buyer of the Returns Dispute Notice, the Sellers’ Representative and the Buyer shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 Business Days after such submission, determine and report to the Sellers’ Representative and the Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Buyer. The fees and disbursements of any accounting firm retained by the Sellers’ Representative or the Buyer to assist it in any dispute regarding the Excess Returns Notice and the Independent Accounting Firm, if any, shall be borne by either the Buyer or Cutler in the event that either the Buyer or the Sellers’ Representative, respectively, does not prevail in the dispute (including the Company in the event that the Buyer is such non-prevailing party); provided, however that if the Sellers’ Representative is not the prevailing party, Cutler shall not be entitled to reimbursement from any Seller for such fees and disbursements under this Section 1.05(b) in excess of any amount of the Purchase Price actually received by such Seller.
          (c) Reduction of the Buyer Note 2. In the event that (i) the Buyer shall not have received a Returns Dispute Notice within 10 Business days of delivery by the Buyer of the Excess Returns Notice or (ii) the Sellers’ Representative shall have delivered a Returns Dispute Notice and in accordance with Section 1.05(b) either (A) the Buyer and the Sellers’ Representative shall have, subsequent to the giving of such Returns Dispute Notice, mutually agreed upon the Excess Returns Amount or (ii) the Independent Accounting Firm shall have determined the Excess Returns Amount, the Buyer may unilaterally reduce the outstanding principal amount of the Buyer Note 2 by the Excess Returns Amount.
          (d) Operating Covenant. Following the Closing and prior to the end of the six full calendar months after the Closing, the Buyer shall not cause the Company to contact customers and distributors to actively solicit returns of the Product, except as may be required by Law.
          SECTION 1.06. Tax Allocation.
          (a) The Purchase Price (plus assumed liabilities to the extent properly taken into account under the Code and the Treasury regulations promulgated thereunder), shall be allocated among the Assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder, as agreed upon by the Buyer and Sellers within sixty (60) days after the Closing, which agreement will be based on an independent appraisal, and which may be revised in accordance with the following sentence (the “Allocation”). The Buyer and Sellers’ Representative agree to revise the Allocation to reflect any Contingent Payments, Non-US Licensing Earn-Out Payments and Run Rate Contingent Payments made pursuant to Section 1.04 above (in each case, excluding any amounts properly characterized as interest for federal income Tax purposes).
          (b) To the extent Buyer and Sellers’ Representative cannot agree on how to prepare or revise the Allocation in accordance with Section 1.06(a) hereof, then the Buyer and the Sellers’ Representative shall attempt to determine an appropriate Allocation, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers’ Representative and the Buyer are unable to reach a resolution with such effect within 20 Business Days, the Sellers’ Representative and the Buyer shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 Business Days after such submission, determine and report to the Sellers’ Representative and the Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Buyer. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers’ Representative and the Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

          (c) The Buyer and the Sellers’ Representative agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to an agreement with the IRS.
          SECTION 1.07. Designated Buyer Subsidiary. The Buyer shall have the right to designate one of its wholly-owned direct or indirect subsidiaries (the “Designated Buyer Subsidiary”) to which immediately after the Closing the Buyer may contribute and assign the Units purchased by the Buyer; provided, however that the Buyer shall remain liable for all of its obligations under this Agreement.
ARTICLE II
CLOSING
          SECTION 2.01. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Units contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, at 9:00 A.M. local time on the Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Section I.A and Section I.B of the Letter Agreement, or at such other place or at such other time or on such other date as the Sellers’ Representative and the Buyer may mutually agree upon in writing (the “Closing Date”).
          SECTION 2.02. Closing Deliveries by the Sellers.
          (a) At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:
     (i) an Assignment and Assumption of Units Agreement reflecting the assignment of the Units from each Seller to the Buyer, duly executed by the applicable Seller;
     (ii) a certificate, in form and substance reasonably acceptable to the Buyer, from the Company, signed under penalty of perjury, indicating that fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests, in accordance with Section 1.1445-11T(d)(2) of the Regulations;
     (iii) good standing certificates for the Company and for each Subsidiary from the Secretary of State of the jurisdiction in which such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which the properties owned or leased by any of the Company or any Subsidiary, or the operation of its business in such jurisdiction, requires the Company or any Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than 10 Business Days prior to the Closing and accompanied by a bring-down letter dated as of the Closing Date;
     (iv) a report of a search of applicable Uniform Commercial Code financing statements and fixture filings, dated as of a date no more than one week prior to the Closing Date, with respect to the Company and each Subsidiary showing no Encumbrances on the Company’s or such Subsidiary’s Assets or the Units, other than Encumbrances (x) securing repayment of the Company Debt to be paid by the Buyer at the Closing pursuant to Section 1.02(a) and (y) as set forth in Section 2.02(a)(iv) of the Company Disclosure Letter;
     (v) documentation reasonably satisfactory to the Buyer evidencing the release of Encumbrances securing repayment of the Company Debt, contingent only upon payment of the Buyer Debt Repayment Amount and the Cutler Debt Repayment Amount;
     (vi) duly executed Powers of Attorney on behalf of the Company and each Subsidiary in a form reasonably acceptable to the Buyer and such other instruments as may be necessary to authorize the Buyer and its designees to become signatories on each of the bank accounts of the Company and each Subsidiary, including but not limited to the lockbox accounts of the Company and each Subsidiary, and letters from the Company and each Subsidiary to the institutions holding such accounts authorizing and directing such institutions to remove such signatories on such accounts as the Buyer may direct;
     (vii) copies of consents or waivers for the Consent Contracts listed in Section 4.14(a) of the Company Disclosure Letter in a form reasonably acceptable to the Buyer, which consents or waivers shall be effective at or prior to the Closing;
     (viii) documentation reasonably satisfactory to the Buyer evidencing the termination of each 401(k) Plan and the Phantom Unit Plan Phantom and the elimination of Pool Shares in accordance with Section 7.02;
     (ix) the Release Agreements for each of the Key Employees, duly executed by each such Employee, and documentation reasonably satisfactory to the Buyer evidencing the payment by the Company to each of the Key Employees of the amounts owed to each such Key Employee for any change of control payments applicable to such Key Employee; and
     (x) all other certificates, opinions, instruments and other documents as may be reasonably requested by the Buyer to effect the transactions contemplated hereby, in each case reasonably satisfactory in form and substance to the Buyer.
          SECTION 2.03. Closing Deliveries by Cutler.
          (a) Prior to the Closing, Cutler shall, in his individual capacity, deliver the Cutler Debt Repayment Amount in cash by wire transfer in immediately available funds to an account designated by the Company Lenders in the Beneficiary Demand Letters or assume a portion of the Company Debt equal to the Cutler Debt Repayment Amount and deliver evidence of such assumption to the Buyer in form and substance reasonably satisfactory to the Buyer.

          (b) At the Closing, Cutler shall, in his individual capacity, deliver to the Buyer:
     (i) A Non-Compete Agreement, duly executed by Cutler;
     (ii) the Registration Rights Agreement, duly executed by Cutler;
     (iii) the Accredited Investor Certificate, duly executed by Cutler;
     (iv) each of the Buyer Notes, duly executed by Cutler;
     (v) the Pledge Agreement providing for the pledge of the Buyer Note 3 to the Buyer as security for the performance by Cutler of his obligations under Article IX, duly executed by Cutler;
     (vi) the resignation, effective as of the Closing, of Cutler as manager of the Company, duly executed by Cutler; and
     (vii) a certificate, in form and substance reasonably acceptable to the Buyer, from Cutler, signed under penalty of perjury, indicating Cutler’s tax payer identification number and stating that Cutler is a non-foreign Person pursuant to Section 1.1445-2(b)(2) of the Regulations;
          SECTION 2.04. Closing Deliveries by the Buyer.
          (a) At the Closing, the Buyer shall deliver to the Sellers:
     (i) an Assignment and Assumption of Units Agreement reflecting the assignment of the Units from each Seller to the Buyer, duly executed by the Buyer; and
     (ii) an Amended and Restated Operating Agreement for the Company duly executed by the Buyer, reflecting the Buyer as the sole member of the Company;
     (iii) A Non-Compete Agreement, duly executed by the Buyer;
          (b) At the Closing, the Buyer shall deliver the Buyer Debt Repayment Amount, by wire transfer in immediately available funds to an account designated by the Company Lenders in the Beneficiary Demand Statements, all pursuant to the documents governing the Company Debt; provided, however that if the Cutler Debt Repayment Amount shall have been paid to the Company Lenders prior to the Closing as confirmed in the Beneficiary Demand Statements, the Buyer shall deliver the Buyer Debt Repayment Amount to the Sellers’ Representative, by wire transfer in immediately available funds to an account designated by the Sellers’ Representative prior to the Closing Date to be distributed in accordance with Section 1.03.
          (c) At the Closing, the Buyer shall deliver to the Sellers’ Representative to be distributed in accordance with Section 1.03:

     (i) the Buyer Note 1, duly executed by the Buyer;
     (ii) the Buyer Note 2, duly executed by the Buyer; and
     (iii) the Registration Rights Agreement, duly executed by the Buyer.
          (d) At the Closing, the Buyer shall issue the Buyer Note 3 in favor of Cutler and shall retain possession of the Buyer Note 3 pursuant to the terms of the Pledge Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          Each Seller severally and not jointly hereby represents and warrants to the Buyer that the statements contained in this Article III are correct and complete as of the date hereof (or, if made as of a specified date, as of such date) and will be correct and complete as of the Closing (as though made then and as though the date of the Closing were substituted for the date of this Agreement throughout this Article III):
          SECTION 3.01. Organization, Authority and Qualification of the Sellers.
          (a) If such Seller is an entity, (i) such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to own, hold, sell and transfer pursuant to this Agreement the Units owned by such Seller; and (ii) the execution and delivery of this Agreement and the Ancillary Agreements by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller and its equityholders.
          (b) If such Seller is an individual, such Seller has all required power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements, to perform his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all required action on the part of such Seller.
          (c) This Agreement and the Ancillary Agreements to which such Seller is a party have been, duly and validly executed and delivered by such Seller, and constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) is subject to general principles of equity.
          SECTION 3.02. Membership Interests of the Sellers. Such Seller holds of record and owns beneficially, and has good and valid title to, all of the Units held by such Seller, which upon the Closing shall be free and clear of any Taxes and Encumbrances (other than this

Agreement). Except for the Existing Operating Agreement and such Seller’s Transfer of Limited Liability Company Interest entered into between Cutler and such Seller pursuant to which such Seller received its Units (its “Transfer Agreement”), each of which shall terminate and have no further effect upon the Closing, (a) such Seller is not a party to any voting trust, proxy or other Contract or understanding with respect to the voting of any Units, and (b) there are no outstanding Contracts to which such Seller is a party (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Units or other Equity Participations of the Company or the Subsidiaries or otherwise granting any Person the right to make an investment in, or loan to, the Company or any Subsidiary.
          SECTION 3.03. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and notifications listed in Section 4.06 of the Company Disclosure Letter have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party by such Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Organization, the Existing Operating Agreement or the articles of organization or operating agreement (or certificate of incorporation, bylaws, or similar organizational documents) of such Seller or (b) conflict with or violate any Law applicable to such Seller or any of its Assets (in each case, other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or such Ancillary Agreements, materially impair such Seller’s ability to perform its obligations under this Agreement, materially impair the ability of the Buyer to own all of the outstanding Equity Participations of the Company following the Closing or otherwise have a Material Adverse Effect or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Buyer or any of its Affiliates).
          SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by such Seller does not and will not require any consent, approval, authorization or other order of, action by, permit of, filing with or notification to, any Governmental Authority on the part of such Seller, except (a) as described in Section 3.04 of the Seller Disclosure Letter, (b) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, materially impair the ability of the Buyer to own all of the outstanding Equity Participations of the Company following the Closing, or otherwise have a Material Adverse Effect, or (c) those as would be required solely as a result of the identity or the legal or regulatory status of the Buyer or any of its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to the Buyer, that the statements contained in this Article IV are correct and complete as of the date hereof (or, if made as of a specified date, as of such date) and will be correct and complete as of the Closing (as though made then and as though the date of the Closing were substituted for the date of this Agreement throughout this Article IV).
          SECTION 4.01. Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to own, operate or lease its Assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such licensing or qualification necessary, which jurisdictions are set forth in Section 4.01 of the Company Disclosure Letter, except for those jurisdictions in which the adverse effects of all such failures by the Company or its Subsidiaries to be qualified, licensed or in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, all material limited liability company actions taken by the Company have been duly authorized. The Company has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Organization or Existing Operating Agreement. True and correct copies of the Articles of Organization and the Existing Operating Agreement of the Company, each as in effect on the date hereof, have been made available to the Buyer in the Diligence Materials.
          SECTION 4.02. Subsidiaries.
          (a) Section 4.02(a) of the Company Disclosure Letter sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests, the current ownership of such shares, partnership interests or similar ownership interests, and all jurisdictions in which it is licensed or qualified to do business.
          (b) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement, it being understood that the Company’s contractual relationship with CIMA Labs, Inc. shall not constitute a joint venture or similar arrangement for purposes hereof. Except as set forth on Section 4.02 of the Company Disclosure Letter, all of the outstanding Equity Participations of each Subsidiary are owned by the Company, whether directly or indirectly through a Subsidiary, free and clear of all Encumbrances.
          (c) Each of the Subsidiaries is a limited liability company, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or incorporation and has all necessary power and authority to own, operate or lease its Assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Subsidiaries is duly licensed or qualified to do business and is in good standing under the laws of each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, which jurisdictions are set forth in Section 4.02 of the Company Disclosure Letter, except for those jurisdictions in which the adverse effects of all such failures by such Subsidiaries to be qualified, licensed or in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect. The Company has made available to the Buyer in the Diligence Materials correct and complete copies of the organizational documents, operating agreements and bylaws of each of the Subsidiaries (as amended to date). None of the Subsidiaries are in any material respect in default under or in violation of any provision of its organizational documents, operating agreements or bylaws.
          SECTION 4.03. Membership Interests.
          (a) Except as set forth in Section 4.03 of the Company Disclosure Letter, the Units owned by the Sellers are all of the outstanding Equity Participations of the Company. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and marketable title to all of the Company’s Equity Participations, which upon the Closing shall be free and clear of any Taxes, Encumbrances, warrants, purchase rights, Contracts, commitments, assessments, equities and demands. Except as set forth in Section 4.03(a) of the Company Disclosure Letter, there are no rights, commitments, or Contracts of any character to which the Company or any Subsidiary is bound relating to the issued or unissued Equity Participations of the Company, including the Units, or convertible into or exchangeable or exercisable for the Equity Participations of the Company, including the Units, or obligating the Company or the Subsidiaries to issue or sell Equity Participations of the Company or the Subsidiaries or securities convertible into or exchangeable or exercisable for the Equity Participations of the Company of the Subsidiaries.
          (b) Section 4.03(b) of the Company Disclosure Letter sets forth (i) the name and address of each Person owning Units, (ii) the number of Units owned of record by such Person, and (iii) with respect to any interest convertible, exchangeable or exercisable for Units (1) the name of the individual holding such interest, (2) the number of Units into which such interest is convertible, exchangeable or exercisable, (3) the conversion or exercise price thereof, (4) the vesting schedule applicable to such interest, if any, and (5) the Company Plan or other Contract pursuant to which such interest was issued. To the Company’s Knowledge, all of the outstanding Units and any Equity Participations convertible, exchangeable or exercisable for Units were issued in compliance with all applicable state and federal securities laws.
          (c) No bonds, debentures, notes or other Indebtedness of the Company or any of the Subsidiaries has the right to vote on any matters on which members or equityholders may vote.
          (d) Except as described in Section 4.03(d) of the Company Disclosure Letter, there are no outstanding Contracts to which the Company or any of the Subsidiaries is a party or to which any of the Assets of the Company or the Subsidiaries are subject, whether oral or written, express or implied to which any of the Company or any of the Subsidiaries is a party or by which they are otherwise bound (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Units or other Equity Participations of the Company or the Subsidiaries or otherwise granting any Person the right to make an investment in, or loan to, the Company or any Subsidiary. Except as disclosed in Section 4.03(d) of the Company Disclosure Letter, there are no outstanding obligations under any Contract of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person, other than guarantees by the Company of any Indebtedness or other obligations of any wholly–owned Subsidiary.
          SECTION 4.04. Corporate Books and Records. To the Company’s Knowledge, all minute books and other similar records prepared by the Company and the Subsidiaries contain accurate records of, in all material respects, and accurately reflect, in all material respects, the actions described therein. Complete and accurate copies of all such minute books and other similar records have been available to the Buyer by the Company in the Diligence Materials.
          SECTION 4.05. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and notifications listed in Section 4.06 of the Company Disclosure Letter have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and the Company does not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Organization, the Existing Operating Agreement or the articles of organization or operating agreement (or certificate of incorporation, bylaws, or similar organizational documents) of the Company or any Subsidiary, (b) conflict with or violate any Law applicable to the Company, any Subsidiary or any of their respective Assets (other than such conflicts, violations or breaches as would occur solely as a result of the identity or the legal or regulatory status of Buyer or any of its Affiliates), or (c) except as set forth in Section 4.05(c) of the Company Disclosure Letter, conflict with, result in any breach of, result in any loss of any benefit under or contribute to a change of control, a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Units or any of the Assets pursuant to, any Contract, permit, or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Units or any of such Assets is bound or affected.
          SECTION 4.06. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company does not and will not require any consent, approval, authorization or other order of, action by, permit of, filing with or notification to, any Governmental Authority on the part of the Company or any Subsidiary that is, in each case, material, except (a) as described in Section 4.06 of the Company Disclosure Letter, or (b) those as would be required solely as a result of the identity or the legal or regulatory status of the Buyer or any of its Affiliates. To Company’s Knowledge, there is no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement that is, in each case, material, will not be received.
          SECTION 4.07. Financial Information; Books and Records.

          (a) True and complete copies of (i) the audited consolidated balance sheets of the Company for each of the three fiscal years ended as of December 31, 2003, 2004 and 2005, and the related audited consolidated statements of operations, cash flows and statements of members’ deficit, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers’ Accountants (collectively referred to herein as the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of April 30, 2006, and the related consolidated statement of operations and cash flows of the Company for the three month period then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Company to the Buyer. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition, results of operations, cash flows, changes in members’ deficit and net assets, as the case may be, of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, subject in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries taken as a whole), and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, except as disclosed in the notes thereto and, with respect to the Interim Financial Statements, except for any absence of notes thereto.
          (b) The books of account and other financial records of the Company and the Subsidiaries: (i) reflect in all material respects all items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, respectively, and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.
          (c) Section 4.07(c) of the Company Disclosure Letter sets forth a complete list of all Company Debt, including the amount owed to each Company Lender as of the date of this Agreement. Except as disclosed in Section 4.07(c) of the Company Disclosure Letter, there is no other outstanding Company Debt.
          SECTION 4.08. Absence of Undisclosed Liabilities. Except as disclosed in Section 4.08 of the Company Disclosure Letter, there are no Liabilities of the Company or any Subsidiary, other than Liabilities (i) reflected or reserved against in the Interim Financial Statements, (ii) Liabilities that are not required by GAAP to be reflected or reserved against in the Interim Financial Statements, or (iii) Liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice that are not material (individually or in the aggregate) to the Business.
          SECTION 4.09. Receivables. Section 4.09 of the Company Disclosure Letter accurately presents in all material respects an aged list of the Receivables as of the date of the Interim Financial Statements showing separately those Receivables that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days. Except to the extent, if any, reserved for in the Interim Financial Statements, all Receivables reflected in the Interim Financial Statements arose from, and the

Receivables existing as of the Closing have arisen from, the sale of Inventory or services to Persons not affiliated with the Company or any Subsidiary and in the ordinary course of business consistent with past practice and, to the Company’s Knowledge, except as reserved against in the Interim Financial Statements, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts, chargebacks and other adjustments accrued in the ordinary course of business consistent with past practice. To the Company’s Knowledge, all Receivables reflected in the Interim Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected in the Interim Financial Statements) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 90 days after the Closing.
          SECTION 4.10. Inventories. Subject to amounts reserved therefor in the Interim Financial Statements, the values at which all Inventories are carried in the Interim Financial Statements reflect in all material respects the historical inventory valuation policy of the Company and the Subsidiaries of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value and all Inventories are valued such that the Company and the Subsidiaries are expected to earn their customary gross margins thereon. Except as set forth in Section 4.10 of the Company Disclosure Letter, the Company or a Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete or damaged. The Inventories do not consist of any items held on consignment. Neither the Company nor any Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the date of the Interim Financial Statements. Since the date of the Interim Financial Statements, neither the Company nor any Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Subsidiary changed the price of any Inventory except for (a) price reductions to reflect any reduction in the cost thereof to the Company or such Subsidiary, (b) reductions and increases responsive to normal competitive conditions and consistent with the Company’s or such Subsidiary’s past sales practices, (c) increases to reflect any increase in the cost thereof to the Company or such Subsidiary and (d) increases and reductions made with the written consent of the Buyer. Section 4.10 of the Company Disclosure Letter contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. In all material respects, the Inventories are in good and merchantable condition, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice. Section 4.10 of the Company Disclosure Letter sets forth a complete schedule of all wholesaler reports received by the Company since January 1, 2005. Complete and accurate copies of all such wholesaler reports have been provided by the Sellers to the Buyer in the Diligence Materials.
          SECTION 4.11. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the close of business on May 18, 2006 no shipments of any Product have been made by the Company to any customers or distributors. Except as set forth in

Section 4.11 of the Company Disclosure Letter, since the date of the Interim Financial Statements, the Business has been conducted in all material respects in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 4.11 of the Company Disclosure Letter, since the date of the Interim Financial Statements, neither the Company nor any Subsidiary has:
          (a) permitted or allowed any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;
          (b) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;
          (c) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes as are required by GAAP and concurred with by Sellers’ Accountants;
          (d) contacted customers and distributors to actively solicit returns of the Product, except as may be required by Law;
          (e) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;
          (f) settled any pending or threatened litigation involving the Company or any Subsidiary (whether brought by a private party or a Governmental Authority);
          (g) sold, transferred, leased, subleased, licensed or otherwise disposed of any Assets, real, personal or mixed (including leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business consistent with past practice;
          (h) issued or sold any Equity Participations or other rights of any kind to acquire Units or other Equity Participations in the Company or any Subsidiary;
          (i) repurchased, redeemed or otherwise acquired any of the Units or Equity Participations of the Company or any Subsidiary or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of Units or Equity Participations of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company or another Subsidiary;
          (j) split, combined or reclassified any Equity Participation of the Company or any Subsidiary;
          (k) merged with, entered into a consolidation with or acquired an interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;
          (l) made any capital expenditure or commitment for any capital expenditure in excess of $5,000 individually or $20,000 in the aggregate;
          (m) made or changed any material election in respect of Taxes, adopted or changed any accounting method or period in respect of Taxes, entered into any tax-sharing, allocation, compensation or like agreement, settled any claim or assessment in respect of Taxes, requested any tax ruling or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (n) failed to pay any creditor any amount in excess of $25,000 owed to such creditor more than 30 days past due;
          (o) (i) paid, announced, promised or granted, whether orally or in writing, any increase in the wages, salaries, compensation, bonuses, incentives, pensions, severance or termination payments, fringe benefits or other benefits payable by the Company or any Subsidiary including any increase or change pursuant to any Company Plan to (A) any of its executive officers (except as required by Law), or (B) to any of its other employees or consultants (except as required by Law or, with respect to such non-executive employees only, in the ordinary course of business consistent with the past practices of the Company or such Subsidiary), (ii) amended any Plan or Contract to accelerate the timing of payment of any severance, termination, incentive or other compensation or benefits, or (iii) entered into or amended any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent or the terms of which would be materially altered upon the occurrence of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);
          (p) entered into any Contract with any of its directors, officers, managers, employees or holders of Equity Participations (or with any relative, beneficiary, spouse or Affiliate of such Persons) outside of the ordinary course of business consistent with past practice;
          (q) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $35,000, whether or not such loss or damage shall have been covered by insurance;
          (r) enter into any Contract containing any restriction on the ability of the Company or any Subsidiary to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to the Buyer or any Affiliate of the Buyer in connection with or following the consummation of the transactions contemplated by this Agreement;
          (s) amended or restated the articles of organization or operating agreement (or other organizational documents) of the Company or any Subsidiary, except as required pursuant to the terms of this Agreement;

          (t) entered into any material strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (u) suffered any Material Adverse Effect; or
          (v) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 4.11, except as expressly contemplated by this Agreement and the Ancillary Agreements.
          SECTION 4.12. Litigation. Except as set forth in Section 4.12 of the Company Disclosure Letter (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted) and with respect to environmental matters, which are governed by Section 4.13, there are no Actions by or against the Company or any Subsidiary (or by or against any manager or officer of the Company or any Subsidiary in their capacity as such relating to the Business, the Company or any Subsidiary) or affecting any of the Assets or the Business pending before any Governmental Authority (or, to the Company’s Knowledge, threatened to be brought by or before any Governmental Authority). None of the matters set forth in Section 4.12 of the Company Disclosure Letter has or has had a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor the Subsidiaries or any of their respective Assets is subject to any continuing order, writ, injunction, judgment, arbitration ruling, award, decree or other finding, settlement agreement or other similar agreement with, or continuing investigation by any Governmental Authority (nor, to the Company’s Knowledge, are there any such order, writ, injunction, judgment, arbitration ruling, award, decree or other finding, or investigation threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
          SECTION 4.13. Environmental and Other Permits and Licenses; Related Matters.
          (a) Except as set forth in Section 4.13 of the Company Disclosure Letter or except as would not reasonably be expected to have a Material adverse Effect:
     (i) The Company and each Subsidiary is in compliance with, and for the past three years has been in material compliance with, all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any material pending, ongoing or future obligation, cost or liability.

     (ii) To the Company’s Knowledge, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Leased Real Property or, during the period of the Company’s or any Subsidiary’s lease, use or occupancy thereof, on any property formerly leased, used or occupied by the Company or any Subsidiary, in each case above where such storage tanks, surface impoundments, septic tanks, pits, sumps or lagoons are or were subject to regulation under Environmental Laws.
     (iii) There has been no Release of any Hazardous Material by the Company or any Subsidiary on any of the Leased Real Property or, during the period of the Company’s or any Subsidiary’s lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary, in each case above, where such Release would reasonably be expected to give rise to an obligation of the Company or any Subsidiary to conduct Remedial Action.
     (iv) Neither the Company nor any Subsidiary is conducting, and none of them has undertaken or completed, in the past five years, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Leased Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.
     (v) To the Company’s Knowledge, there is no asbestos or asbestos-containing material on any of the Leased Real Property.
     (vi) To the Company’s Knowledge, none of the Leased Real Property is listed or proposed for listing on the National Priorities List or CERCLIS or on any analogous federal, state or local list.
     (vii) There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary or the Leased Real Property, and to the Company’s Knowledge there are no circumstances that would reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location currently or formerly used by the Company or any Subsidiary or any of its predecessors or with respect to previously operated facilities.
          (b) In the Diligence Materials, the Seller has provided the Buyer with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the Leased Real Property, the Company or any Subsidiary, and (ii) its current insurance policies that specifically provide coverage to the Company or any Subsidiary or the Business for environmental matters.
          (c) Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any material

Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.
          (d) This Section 4.13 contains the sole and exclusive representations and warranties of the Sellers with respect to environmental, health and safety matters, including any matters relating to Environmental Laws, Environmental Permits or Hazardous Materials.
          SECTION 4.14. Material Contracts.
          (a) Section 4.14(a) of the Company Disclosure Letter lists each of the following Contracts of the Company and the Subsidiaries (such Contracts, together with all Contracts concerning the use, occupancy, management or operation of any Leased Real Property (including all Contracts and leases listed or otherwise set forth in Section 4.16(d) of the Company Disclosure Letter), all Company IP Agreements set forth in Section 4.15(a) of the Company Disclosure Letter, and all Company Plans set forth in Section 4.19(a) of the Company Disclosure Letter, being “Material Contracts”) and indicates thereon those Material Contracts for which consent or waiver of the right to terminate is required to be obtained by reason of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Consent Contracts”):
     (i) each Contract, invoice, purchase order and other arrangement, under the terms of which the Company or any Subsidiary: (A) was obligated to pay consideration of more than $25,000 in the aggregate, during the calendar year ended December 31, 2005, and which continue to have material executing provisions, (B) is likely to pay, otherwise give or receive consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2006, (C) is likely to pay, otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such Contract or (D) cannot be cancelled by the Company or such Subsidiary without penalty or further payment or without more than 90 days’ notice;
     (ii) each Contract pursuant to which the Company, any of the Subsidiaries or any other party thereto has continuing obligations, other than a continuing obligation to maintain confidentiality, relating to the research, development, clinical trial, marketing, supply, license, manufacture, co–promotion or collaboration of any product or product candidate currently subject to research and development or being produced or sold by the Company or any of the Subsidiaries;
     (iii) each Contract pursuant to which the Company, any of the Subsidiaries or any other party thereto has continuing obligations involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of the Subsidiaries or income or revenues related to any product of the Company or any of the Subsidiaries;
     (iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts pursuant to which the Company, any of the Subsidiaries or any other party thereto has continuing obligations to which the Company or any Subsidiary is a party;

     (v) all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 90 days’ notice;
     (vi) all Contracts relating to Indebtedness of the Company or any Subsidiary;
     (vii) all Contracts with any Governmental Authority to which the Company or any Subsidiary is a party;
     (viii) all Contracts that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;
     (ix) all Contracts between or among the Company or any Subsidiary, on one hand, and the Seller or any Affiliate of the Seller (other than the Company or any Subsidiary), on the other hand, except for the Existing Operating Agreement;
     (x) all employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control Contracts providing for benefits to any current or former employee (to the extent there are any continuing obligations thereunder), consultant or manager of the Company or any Subsidiary; and
     (xi) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the Business, or the absence of which would have a Material Adverse Effect.
For purposes of this Section 4.14 and Section 4.16, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.
          (b) Each Material Contract: (i) is valid and binding on the Company or the Subsidiary party thereto and, to the Company’s Knowledge on the other parties thereto and is in full force and effect, except as such effectiveness may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity), and represents, together with any other Material Contract listed in Section 4.16(a) of the Company Disclosure Letter that relate to the same subject matter, the material terms of the agreement between the parties with respect to the subject matter of such Material Contract, (ii) unless identified as a Consent Contract, is freely and fully assignable to the Buyer without penalty or right of termination by the other party thereto upon assignment to the Buyer and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 4.08 of the Company Disclosure Letter or consents required by such Material Contract to the extent identified as a Consent Contract are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in material breach of, or default under, any Material Contract.

          (c) To the Company’s Knowledge, no other party to any Material Contract is in material breach thereof or default thereunder and no event has occurred that, with notice or lapse of time, would constitute such a material breach or default, and none of the Sellers, the Company or any Subsidiary has received any notice of termination or cancellation under any Material Contract.
          (d) To Company’s Knowledge, neither the Company nor any Subsidiary has received any notice of termination, cancellation, breach or default under any Material Contract.
          (e) The Company has made available to the Buyer in the Diligence Materials true and complete copies of all Material Contracts.
          (f) Except as set forth in Section 4.14(f) of the Company Disclosure Letter, there is no Contract granting any Person any preferential right to purchase, any of the Assets.
          SECTION 4.15. Intellectual Property.
          (a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, other than commercially available off-the-shelf Software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the Business and (iii) other Company Intellectual Property material to the Business, including pharmaceutical products currently under development.
          (b) To the Company’s Knowledge, the operation of the Business as currently conducted, including pharmaceutical products currently under development, and the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights of any Person, and no Actions or Claims are pending or, to the Company’s Knowledge, threatened against the Sellers, the Company or any Subsidiary alleging any of the foregoing.
          (c) The Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Company Intellectual Property and Company IP Agreements, and the Company or a Subsidiary has a valid right to use the Company Intellectual Property and Licensed Intellectual Property in the ordinary course of the Business as currently conducted or as contemplated to be conducted.
          (d) Except as disclosed in Section 4.15(d) of the Company Disclosure Letter, no Company Intellectual Property or, to the Company’s Knowledge, any Licensed Intellectual Property is subject to any outstanding final judgment, decree, order, injunction or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
          (e) The Company Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property necessary for the conduct of the Business as currently conducted and for the production, distribution and marketing of the Product and the pharmaceutical products currently under development. The Company Intellectual Property and, to the Company’s Knowledge, the Licensed Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part. Each item of Company Intellectual Property and Licensed Intellectual Property required to be listed in Section 4.15(a) of the Company Disclosure Letter and shown as registered, filed, issued or applied for, has been duly registered in, filed in or issued by the official government registrars and/or issuers (or officially recognized issuers) of Patents, Trademarks, Copyrights or internet domain names, in the various jurisdictions indicated in Schedule 4.15(a) of the Company Disclosure Letter and in all material respects each such registration, application, filing and/or issuance (i) has not been abandoned, canceled or otherwise materially compromised; (ii) has been maintained effective by all material requisite filings, renewals and payments; and (iii) remains in full force and effect. All material payments due with respect to such Company Intellectual Property and Licensed Intellectual Property, including maintenance fees and prosecution fees, have been made. The Company has taken all actions necessary to maintain and protect each item of Company Intellectual Property and Licensed Intellectual Property that Company owns or uses consistent with practices that are customary in the Company’s industry.
          (f) No Actions or Claims have been asserted or are pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary (i) based upon, affecting, challenging, or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Company Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.
          (g) To the Company’s Knowledge, no Person is engaging in any activity that infringes the Company Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 4.15(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Company Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 4.15(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination of any of the Company Intellectual Property or the Company’s right to the Licensed Intellectual Property.
          (h) To the Company’s Knowledge, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any Person; (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.
          (i) The Company’s or any Subsidiary’s operation of any web sites or databases used in connection with the Business, and content thereof and data processed,

collected, stored or disseminated in connection therewith, do not violate any applicable U.S. Law or, to the Company’s Knowledge, the applicable Laws of any other jurisdiction, including European Directive 95/46/EC, and any Person’s right of privacy or publicity. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or any Subsidiary (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (ii) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses. The Company and each Subsidiary has posted a privacy policy governing the Company’s or such Subsidiary’s use of data, and disclaimers of liability on its web sites, and the Company and each Subsidiary has complied with such privacy policy in all material respects. The Company and each Subsidiary has taken all steps in accordance with normal industry practice to secure its web sites and data, and any portion thereof, from unauthorized access or use by any Person.
          (j) The Company’s or any Subsidiary’s initiation of unsolicited commercial email used in connection with the Business does not violate any applicable U.S. Law, including the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and all rules and regulations promulgated thereunder, or, to the Company’s Knowledge, the applicable Laws of any other jurisdiction.
          (k) Except as set forth in Section 4.15(k) of the Company Disclosure Letter, no current licensor, holder of Equity Participations, employee, director or officer of the Company, a Subsidiary or any of their respective Affiliates will have, directly or indirectly, any interest in any of the Company Intellectual Property, nor will any such person have any rights to past or future royalty payments or license fees from the Company, deriving from licenses, technology agreements or other Contracts, between any such person and the Company or Subsidiary or any of their respective Affiliates.
          (l) All directors, managers, officers, management employees, consultants and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment. Each present or past employee, officer or consultant of the Company or a Subsidiary who developed any part of any of the Company Intellectual Property is a party to a written agreement that, to the extent permitted by law, conveys or obligates such person to convey to Company or a Subsidiary any and all right, title and interest in and to all such Company Intellectual Property developed by such person in connection with such person’s employment with or engagement on behalf of the Company.
          SECTION 4.16. Real Property.
          (a) Neither the Company nor any of the Subsidiaries owns or has owned any real property.
          (b) Section 4.16(b) of the Company Disclosure Letter lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms

(referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.
          (c) Except as described in Section 4.16(c) or 4.13(a) of the Company Disclosure Letter, to the Company’s Knowledge, there is no material violation of any Law (including any building, planning or zoning law) relating to any of the Leased Real Property. Either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used. To the Company’s Knowledge, all existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are adequate for the conduct of the Business as currently is conducted. To the Company’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property. Neither the Company nor any Subsidiary has leased any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other Contract, nor has the Company or any Subsidiary assigned its interest under any lease listed in Section 4.16(b) of the Company Disclosure Letter to any third party.
          (d) Section 4.16(d) of the Company Disclosure Letter sets forth a true and complete list of all leases and subleases relating to the Leased Real Property and any and all ancillary documents (the “Ancillary Lease Documents”) pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates). During the past two years, with respect to each of the leases listed in Section 4.16(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).
          (e) To the Company’s Knowledge, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Leased Real Property.
          (f) All the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement and the Ancillary Agreements will not require the issuance of any new or amended certificate of occupancy and, to the Company’s Knowledge, there are no facts that would prevent the Leased Real Property from being occupied by the Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.
          (g) To the Company’s Knowledge, no improvements on the Leased Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Leased Real Property, other than those which are transferable with the Leased Real Property, are required by any Governmental Authority having jurisdiction over the Leased Real Property.
          (h) The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.
          (i) The Company or a Subsidiary, as the case may be, has the full right to exercise any Options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.
          SECTION 4.17. Assets.
          (a) The Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the Assets that are material to the operation of the Business, including the Company Intellectual Property, the Licensed Intellectual Property, the Company IP Agreements and the Leased Real Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary or in or relating to the conduct of the Business. The Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as set forth in Section 4.15(f), 4.16(c) or 4.18(a) of the Company Disclosure Letter and (ii) Permitted Encumbrances.
          (b) All the Assets are in good operating condition and repair in all material respects and are suitable for the purposes for which they are used and intended in all material respects.
          SECTION 4.18. Customers. Listed in Section 4.18 of the Company Disclosure Letter are the names and addresses of the ten most significant customers (by revenue) of the Business for the twelve-month period ended April 30, 2006. None of the Sellers, the Company nor any Subsidiary has received any notice or has any reason to believe that any significant customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

          SECTION 4.19. Suppliers. Listed in Section 4.19 of the Company Disclosure Letter are the names and addresses of each of the three most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the twelve-month period ended April 30, 2006 and the amount for which each such supplier invoiced the Company and the Subsidiaries during such period. None of the Seller, the Company nor any Subsidiary has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases. Except as set forth in Section 4.14 of the Company Disclosure Letter, none of the raw materials, supplies, merchandise or other goods supplied to the Business are such that they are not generally available in the market from more than one source.
          SECTION 4.20. Employee Benefit Matters.
          (a) Section 4.20(a) of the Company Disclosure Letter sets forth each employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program or Contract, and each bonus, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation plan, program, policy or Contract (whether formal or informal) or commitment, including each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Plans”) under which the Company or any of the Subsidiaries has any obligation, whether actual or contingent, direct or indirect, to provide compensation or benefits to any current or former employee, consultant or director of the Company or any of the Subsidiaries (collectively the “Company Plans”). True and complete copies of each Company Plan, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, all amendments thereto and the most recent determination letters issued by the IRS, all approvals received from any foreign Governmental Authority, the most recent summary plan descriptions (including any material modifications), the two most recent annual reports on Form 5500 (including all exhibits and attachments thereto), the two most recent actuarial reports and the two most recent audited financial reports for any funded Company Plan have been supplied or made available to the Buyer, as applicable. Neither the Company nor any Subsidiary has any existing plan or legally binding commitment to create any additional Company Plan or modify or change any existing Company Plan that would increase the compensation or benefits provided to any current or former employee, consultant or director of the Company or any Subsidiary of the Company.
          (b) With respect to each Company Plan: (i) if intended to qualify under Section 401(a) of the Code or under any Law of any foreign jurisdiction, such Company Plan has received a favorable determination letter from the IRS or required approval of a Governmental Authority of a foreign jurisdiction that has not been revoked and, to the Company’s Knowledge, no event or circumstance exists that has or is likely to adversely affect such qualification or exemption; (ii) the Company Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws (including ERISA, the Code and any relevant foreign Laws); (iii) there are no pending or, to the Company’s Knowledge, threatened claims against, by or on behalf of any Company Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iv) no material breaches of fiduciary duty under which the Company or a fiduciary could reasonably be expected to incur a liability have occurred; (v) no material non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (vi) no lien has been imposed under the Code, ERISA or any foreign Law; and (vii) all contributions, premiums and expenses to or in respect of such Company Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Company’s Financial Statements and Interim Financial Statements.
          (c) No Company Plan is, and neither the Company nor any ERISA Affiliate thereof contributes to, has contributed within the last six years to or has any liability or obligation, whether actual or contingent, with respect to any Company Plan that is (A) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) any foreign plan that provides defined benefits.
          (d) Neither the Company nor any Subsidiary has any obligations to provide health, life insurance, or death benefits with respect to any current or former employees, consultants or directors of the Company or any Subsidiary beyond their termination of employment or service, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code, and each such Company Plan may be amended or terminated at any time without incurring material liability thereunder (other than for benefits and administrative claims incurred in the ordinary course). There are no outstanding participant loans under the Company’s 401(k) Plan.
          (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any Subsidiary or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).
          (f) No Company Plan, and neither the Company nor any Subsidiary of the Company with respect to any Company Plan, has received notice that it is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.
          (g) Neither the Company nor any Subsidiary maintains any plan, program or arrangement or is a party to any Contract that provides any benefits or payments to any current or former employee, director or consultant in, based on or measured by the value of, any equity security of, or interest in, the Company or any Subsidiary.

          (h) To the Company’s Knowledge, neither the Company nor any Subsidiary has made any payments or provided any benefits to any “service provider,” within the meaning of Section 409A of the Code, which were or are subject to additional income tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A.
          (i) Neither the Company nor any Subsidiary has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund a Company Plan, the issuer of which, to the Company’s Knowledge, is or was insolvent or in reorganization or the payments under which were suspended.
          (j) Section 4.20(j) of the Company Disclosure Letter sets forth any and all Indebtedness in excess of ten thousand U.S. dollars (US $10,000) owed by any current or former employee, consultant or director of the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company.
          SECTION 4.21. Labor Matters.
          (a) Neither the Company nor any Subsidiary is a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Company’s Knowledge, attempting to represent, any employee of the Company or any of Subsidiary. There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority nor, to the Company’s Knowledge, are any such complaints threatened. Neither the Company nor any Subsidiary has, with respect to any employees of the Company or any Subsidiary, experienced any strike, slowdown or work stoppage during the past three years, nor, to the Company’s Knowledge, are any such strikes, slowdowns, work stoppages or lockouts threatened.
          (b) Neither the Company nor any Subsidiary has violated any Law or any order, judgment or arbitration award of any court, arbitrator or any Government Authority regarding the terms and conditions of employment of its employees, former employees or prospective employees or other labor related matters, including any Laws, orders, judgments or awards relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety, except as would not reasonably be expected to result in a material liability to the Company or any Subsidiary. The Company and its Subsidiaries have withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from compensation paid to employees of the Company or any Subsidiary and are not liable for any arrears of Taxes or penalties or other sums for failure to withhold and pay applicable Taxes.
          (c) (i) The Company and each Subsidiary have paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary; and (iii) neither the

Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
          (d) In the three years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its Subsidiaries.
          (e) There are no material liabilities, whether contingent or absolute, of the Company or any Subsidiary relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.
          (f) With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, there is not presently any deficiency in the payment of premiums required to have been paid to the date under such insurance policy or fund.
          SECTION 4.22. Certain Interests.
          (a) Except as set forth in Section 4.22(a) of the Company Disclosure Letter, no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:
     (i) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company or any Subsidiary uses or has used in the conduct of the Business or otherwise; or
     (ii) has outstanding any Indebtedness to the Company or any Subsidiary.
          (b) Except as set forth in Section 4.22(b) of the Company Disclosure Letter, Cutler does not have any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary or the Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as Cutler has no other connection or relationship with such competitor, supplier or customer;
          (c) Except as set forth in Section 4.22(c) of the Company Disclosure Letter, and except for the payment of employee compensation, employee benefits and business expense reimbursement in the ordinary course of business consistent with past practice, none of the Company or any Subsidiary has any Liability or any other obligation of any nature whatsoever to any officer or director or former officer or director of the Company or any Subsidiary, or any Seller, other than Sellers’ rights as holders of Units set forth in the Existing Operating Agreement, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or Seller.

          SECTION 4.23. Taxes.
          (a) Filing of Tax Returns and Payment of Taxes. The Company and each of the Subsidiaries have duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed. All such Tax Returns filed are complete and accurate in all material respects. All material Taxes owed by the Company and each of the Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Except as set forth in Section 4.23(a) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Section 4.23(a) of the Company Disclosure Letter, no material claim has ever been made in writing by an authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.
          (b) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any Tax authority against the Company or any of the Subsidiaries. Except as disclosed in Section 4.23(b) of the Company Disclosure Letter, there are no pending or, to the Company’s Knowledge, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to the Company or any of the Subsidiaries, and there are no matters under discussion with any governmental authorities, or known to the Company, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to the Company or any of the Subsidiaries. The Company has made available to the Buyer in the Diligence Materials complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and the Subsidiaries since March 13, 2000. Except as set forth in Section 4.23(b) of the Company Disclosure Letter, neither the Sellers nor the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (c) Taxes of Other Persons. Except as set forth in Section 4.23(c) of the Company Disclosure Letter, the Company and the Subsidiaries do not have Liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
          (d) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, the Subsidiaries, the Units, the Assets of the Company or the businesses conducted by the Company or the Subsidiaries, and after the Closing, none of the Company, the Subsidiaries, the Units, the Assets of the Company or the businesses conducted by the Company and the Subsidiaries, shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing.
          (e) No Withholding. None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code. The Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party or otherwise. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.
          (f) Tax Treatment of the Company and Subsidiaries. At all times since its formation, the Company has been classified as a partnership for Tax purposes, and up to and including the Closing, the Company will be classified as a partnership for Tax purposes. No Form 8832 has ever been filed with respect to the Company as other than a partnership and, as of the Closing, no such election shall have been made. At all times since their formation, and up to and including the Closing, each of the Subsidiaries has been an entity with a single owner that is disregarded as separate from the Company for federal Tax purposes. No Form 8832 has ever been filed with respect to any of the Subsidiaries as other than a disregarded entity, and as of the Closing, no such election shall have been made.
          (g) (i) Section 4.23(g) of the Company Disclosure Letter (A) lists all income franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after March 13, 2000, (B) indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and (C) indicates all Tax Returns that currently are the subject of an audit; and (ii) the Seller has delivered to the Buyer correct and complete copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since March 13, 2000.
     SECTION 4.24. Compliance; Regulatory Compliance.
     (a) Each of the Company and the Subsidiaries is and has been operated in material compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any Asset of the Company or any of the Subsidiaries is bound or to which it is subject and is not in material default or violation of any federal or state governmental licenses, registrations, approvals, authorizations, exemptions filings, permits or franchises (collectively, “Permits”) to which the Company or any of the Subsidiaries is a party.
     (b) Each of the Company and the Subsidiaries has in effect all material Permits necessary for the conduct of the Business as presently conducted. Except as set forth in Section 4.24(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary has received any written notice or communication from any Governmental Authority asserting or alleging that it has failed to comply with applicable Law or the requirements of any Permit, or, to the Company’s Knowledge, threatening or asserting any actual or possible revocation, withdrawal, cancellation, suspension, termination or modification of any Permit, and there are no facts or circumstances that would reasonably be expected to give rise to any such notice or communication. Except as set forth on Section 4.24(b) of the Company Disclosure Letter, to the Company’s Knowledge, no such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transaction contemplated by this Agreement.
          (c) Except as set forth in Section 4.24(c) of the Company Disclosure Letter, (i) the Company meets, in all material respects, all of the requirements of participation and payment of Medicare, Medicaid, any other state or federal government health care programs, and any other public or private third party payor programs (collectively, “Programs”) that the Company participates in or receives payment from, (ii) the Company is not or has not been excluded from participation in any Programs, (iii) there is no audit, claim review, or other Action pending or, to the Company’s Knowledge, threatened which could result in the imposition of penalties or the exclusion of the Company from any Program and the Company has not received notice of any such audit, claim review or other Action, and (iv) all reports, documents, claims, and notices required to be filed, maintained or furnished to any U.S. Governmental Authority by the Company under any Programs have been so filed, maintained or furnished and all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected or supplemented by a subsequent filing). None of the Subsidiaries of the Company participate in or receive payment from any Program.
     (d) To the Company’s Knowledge, the Company and the Subsidiaries’ manufacturers, suppliers, distributors and third party contractors, currently and at all times have manufactured, marketed, imported, exported, tested, developed, processed, packaged, labeled, stored, and distributed their products in compliance with all applicable Laws, including federal statutes, and rules and regulations promulgated by the United states Food and Drug Administration (“FDA”). All of the products currently marketed by the Company and the Subsidiaries in the United States have been approved for sale by the FDA. In addition, the Company and the Subsidiaries and, to the Company’s Knowledge, any third party manufacturer of Company products are in material compliance with all FDA requirements applicable to the Business, including the registration and listing requirements set forth in 21 C.F.R. part 207. Neither the Company nor the Subsidiaries, nor, to the Company’s Knowledge any third party manufacturers have received any notice from, or otherwise have knowledge of, the FDA or any other U.S. Governmental Authority, questioning or alleging violations with respect to its manufacturing practices, or threatening to limit, suspend, or revoke any product approval, change the marketing classification or labeling of, or otherwise require market removal or withdrawal of any of the Company’s products. Except as set forth on Section 4.24(d) of the Company Disclosure Letter, neither the Company nor the Subsidiaries have received, and to the Company’s Knowledge, there are no facts that furnish any basis for, any Form FDA-483 notice of inspectional observations, warning letters, untitled letters or other correspondence or notice from the FDA, or any applicable U.S. Governmental Authority alleging or asserting noncompliance with any applicable Laws or Permits; and there have been no voluntary or involuntary recalls, corrective actions, removals, field notifications, import alerts, product detentions, product seizures, governmental investigations, or civil or criminal enforcement action initiated relating to the products or the Company or the Subsidiaries. There has been no false information or material omission in any product application to the FDA by the Company or any Subsidiary. All United States regulatory approvals for the products currently marketed by the Company and the Subsidiaries are exclusively owned by and registered in the name of the Company or one of the Subsidiaries and are in full force and effect.

     (e) To the Company’s Knowledge, all studies, tests, pre-clinical and clinical trials conducted by or on behalf of the Company and the Subsidiaries have been, and are being conducted in all material respects in compliance with applicable Laws, protocols, procedures, controls, rules, regulations and guidelines, including, if applicable, those promulgated by the FDA relating thereto, including the federal Food, Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312.
     (f) Except as set forth in Section 4.24(f) of the Company Disclosure Letter, neither the Company, nor any Subsidiary nor any current manager, officer or employee of the Company or any Subsidiary has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. Section 335a or any similar state Law.
          SECTION 4.25. Product Registration Files. The product registration and approval files and the investigational new drug submissions and files of the Company and each of the Subsidiaries have at all times been maintained in all material respects in accordance with all applicable legal and regulatory requirements. The Company and each of the Subsidiaries have made available to the Buyer or its agents copies of all material documentation filed in the last three years in connection with the regulatory approval or registration of the Product, and investigational new drug applications and submissions for any pharmaceutical product candidate in development.
          SECTION 4.26. Insurance. Section 4.26 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) held by the Company or any of the Subsidiaries. True and complete copies of all such insurance policies have been made available by the Company to the Buyer in the Diligence Materials. In each case, such insurance policies are with insurance companies deemed responsible by the Company, in such types and amounts and covering such risks as are consistent in all material respects with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be. No notice of cancellation or termination has been received by the Company with respect to any such insurance policies and all premiums due to date on such insurance policies have been paid. Except as set forth in Section 4.26 of the Company Disclosure Letter, during the past three years, neither the Company nor any of the Subsidiaries has been refused any insurance with respect to any aspect of operations of the Business, nor has its coverage been rescinded by any insurance carrier to which it has applied for insurance or with which it has carried insurance.
          SECTION 4.27. Certain Business Practices. None of the Company or any of the Subsidiaries or any of their respective managers, directors, officers, agents, representatives or employees (in their capacity as managers, directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any of the Subsidiaries or any officer, director, partner, employee or agent of any such customer or officer, director, partner, employee or agent for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.
          SECTION 4.28. Brokers. Except for Goldman, Sachs & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller. The Company is solely responsible for the fees and expenses of Goldman, Sachs & Co., Inc.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
          Subject to the exceptions and qualifications set forth in the Buyer Disclosure Letter, the Buyer hereby represents and warrants to the Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the date of the Closing were substituted for the date of this Agreement throughout this Article V):
          SECTION 5.01. Organization and Authority of the Buyer. (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and corporate authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) the Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary; (c) the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer; and (d) this Agreement and the Ancillary Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer, and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (ii) is subject to general principles of equity.
          SECTION 5.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained and all filings and notifications and other actions referred to in Section 5.03, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or Bylaws of the Buyer, (b) conflict with or violate any Law applicable to the Buyer, or its assets, properties or business (other than such conflicts, violations or breaches as would occur solely as a result of the identity or legal or regulatory status of the Company, any

Subsidiary or a Seller), or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of or result in the creation of any Encumbrance on any of its assets pursuant to, any Contract, permit, or other instrument or arrangement to which the Buyer is a party, which would adversely affect the ability of the Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.
          SECTION 5.03. Governmental Consents and Approvals. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party do not and will not require any material consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority on the part of the Buyer. The Buyer knows of no reason why all the consents approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.
          SECTION 5.04. Investment Purpose. The Buyer is acquiring the Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
          SECTION 5.05. Litigation. Except as set forth in a writing given to the Sellers by the Buyer on the date of this Agreement, no Action by or against the Buyer is pending or, to the knowledge of the Buyer, threatened to be brought by or before any Governmental Authority, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
          SECTION 5.06. SEC Filings; Financial Statements.
          (a) The Buyer has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2004 (collectively, the “Buyer SEC Filings”). Each Buyer SEC Filing, (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except, in each case, as such information, statement or omission has been subsequently revised, supplemented, amended or superseded by a later-filed Buyer SEC Filing.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of the Buyer as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
          SECTION 5.07. Brokers. Except for Banc of America Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer. The Buyer shall be solely responsible for payment of the fees and expenses of Banc of America Securities.
ARTICLE VI
ADDITIONAL AGREEMENTS
          SECTION 6.01. Use of Intellectual Property.
          (a) The Sellers acknowledge that from and after the Closing, the name “Alamo Pharmaceuticals”, “R.T. Alamo” and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the Company or a Subsidiary (and indirectly by the Buyer), that neither the Sellers nor any of their Affiliates shall have any rights in the Company Marks and that neither the Sellers nor any of their Affiliates will contest the ownership or validity of any rights of the Buyer, the Company or any Subsidiary in or to the Company Marks.
          (a) From and after the Closing, neither the Sellers nor any of their Affiliates shall use any of the Company Intellectual Property or any of the Licensed Intellectual Property except as permitted by the Buyer in writing.
          SECTION 6.02. Intercompany Arrangements. Immediately prior to the consummation of the Closing, Sellers’ Representative shall contribute, or cause to be contributed, to the capital of the Company, the difference between (i) the intercompany Indebtedness owed by the Company and any Subsidiary to the Sellers and their Affiliates (other than the Company and the Subsidiaries) as of the Closing and (ii) the intercompany Indebtedness owed by the Sellers and their Affiliates (other than the Company and the Subsidiaries) to the Company as of the Closing and all such intercompany Indebtedness shall cease to exist and be of no further force or effect.
          SECTION 6.03. Sellers’ Representative.
          (a) The Sellers’ Representative shall serve as and have all powers as agent and attorney-in-fact of each Seller, for and on behalf of each Seller: (i) to give and receive notices and communications; (ii) to negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes related to the indemnification provisions of Article VIII and Article IX; (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute any documents that the Sellers’ Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Sellers; (iv) to sign receipts, consents or other documents to effect the transactions contemplated hereby; and (v) to take any and all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’

Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and shall not be liable to the Sellers for any action taken or not taken in its capacity as Sellers’ Representative in the absence of such Sellers’ Representative’s willful misconduct or bad faith.
          (b) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of the Sellers, and shall be final, binding and conclusive upon the Sellers and the Buyer. Each Seller agrees that Sellers’ Representative shall be vested with the sole power and authority to enforce this Agreement against the Buyer or the Company on behalf of each Seller. Any Buyer Indemnified Party may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. Although the Sellers’ Representative shall not be obligated to obtain instructions from the Sellers prior to any decision, act, consent or instruction, if, and to the extent that, the Sellers’ Representative receives any written instructions from the Sellers holding a majority of the Sharing Percentages, the Sellers’ Representative shall comply with such instructions.
          (c) The power of attorney granted by the Sellers to the Sellers’ Representative pursuant to this Section 6.03 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Seller.
          (d) All indemnification payments made pursuant to this Agreement shall be treated as an adjustment of the consideration paid for the Assets for Tax purposes.
          SECTION 6.04. No Contribution/Indemnification; Offset. Each Seller agrees that such Seller will not seek, nor will they be entitled to, contribution from, or indemnification by, the Company or any Subsidiary, under their organizational documents in connection with this Agreement and the transactions contemplated by this Agreement. Each Seller also agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by the Company or any Subsidiary in respect of amounts due by such Seller to the Buyer in connection with this Agreement and the transactions contemplated by this Agreement.
          SECTION 6.05. Indemnification. For a period of six years from and after the Closing Date, and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Buyer shall cause the Company and the Subsidiaries and their successors to (i) to the fullest extent permitted by Law, indemnify and hold harmless each present and former director and officer of the Company, each present and former director and officer of each of its Subsidiaries and each Seller (the “D&O Indemnified Parties”), against any losses incurred or suffered by any of the D&O Indemnified Parties in connection with any liabilities or any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, in which the D&O Indemnified Party may be involved relating to the performance or nonperformance by the D&O Indemnified Party prior to the Closing Date of any act concerning the activities of the Company or the Subsidiaries in their capacity as a director, officer or member of the Company or of a Subsidiary, if (a) the D&O Indemnified Party acted in good faith and in a manner it believed to be in, or not contrary to, the best interests of the Company, and (b) the D&O Indemnified Party’s conduct did not constitute gross negligence, fraud, or willful misconduct, and (ii) advance expenses as incurred by any D&O Indemnified Party in connection with any matters for which such D&O Indemnified Party is entitled to indemnification from the Company and the Subsidiaries pursuant to this Section 6.05 to the fullest extent permitted under applicable Law and under the Existing Operating Agreement, the certificates of incorporation, articles or organization, operating agreements, other organizational documents of any Subsidiary, or any Contract providing for such indemnification, in each case, as in effect on the date hereof; provided, however, that the D&O Indemnified Party to whom expenses are advanced shall first provide an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification under this Section 6.05. Any amount paid to indemnify directors and officers of the Company for any liability relating to the approval of this Agreement or the transactions contemplated by this Agreement shall in no event constitute Damages for purposes of Article IX.
          SECTION 6.06. Release.
          (a) Each Seller hereby agrees to release and discharge the Company and each Subsidiary from any and all obligations to indemnify such Sellers or otherwise hold them harmless pursuant to any Contract entered into prior to the Closing and any and all claims against the Company and each Subsidiary that such Seller holds as a result of being holders of the Units, including such claims pursuant to any Contract that such Seller entered into in such Seller’s capacity as a holder of the Units, provided that, for the avoidance of doubt, this paragraph shall not relieve the Buyer from any obligations it may have under the Acquisition Documents or that certain Medicare Part D Rebate Agreement by and between United HealthCare Services, Inc. and the Company, dated as of September 9, 2005 and as amended as of January 1, 2006.
          (b) Each Seller expressly waives and relinquishes any and all rights and benefits it now has or may have in the future under the terms of Section 1542 of the Civil Code of the State of California (“Section 1542”), which section reads in full as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Notwithstanding Section 1542, and subject to the continuing obligations under the Acquisition Documents, such Seller knowingly and voluntarily waives the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledges and agrees that this waiver is an essential part of this Agreement.
          SECTION 6.07. Post-Closing Operating Covenants(a) . Except for the contribution and assignment of the Units by the Buyer to the Designated Buyer Subsidiary immediately after the Closing, the Buyer agrees that after Closing and until the last day of the Contingent Payment Period, the Buyer shall not transfer the assets of the Company related to the Product either directly through the sale of such assets or indirectly through a merger or consolidation of the Company with another Person or sale of all of the equity interests in the Company unless the acquiror or surviving Person of the merger or consolidation agrees to assume the obligation to make the Contingent Payments and the Non-US Licensing Earn-Out Payments.

          SECTION 6.08. Termination of Transfer Restrictions. The Sellers, the Company and the Buyer hereby agree that the restrictions on the transferability of the Units contained in the Transfer Agreements of each Seller and the Existing Operating Agreement are hereby terminated upon the Closing and have no lasting effect whatsoever.
          SECTION 6.09. Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.
ARTICLE VII
EMPLOYEE MATTERS
          SECTION 7.01. Benefits.
          (a) Employees of the Company or any Subsidiary who continue to be employed by the Buyer or its subsidiaries (the “Continuing Employees”) shall receive service credit for service with the Company and its Subsidiaries, for purposes of determining eligibility to participate in any employee benefit plan or arrangement of the Buyer in which Continuing Employees are otherwise eligible to participate after the Closing Date, to the same extent such service was credited under comparable Company Plans.
          (b) No provision of this Section 7.01 shall create any third party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of (i) continued employment (or resumed employment) with the Buyer or its subsidiaries (including the Company), or (ii) any benefits that may be provided, directly or indirectly, under any Company Plans or any similar plan or arrangement which may be established by the Buyer or any of its subsidiaries. No provision of this Section 7.01 shall obligate the Buyer or any of its subsidiaries to maintain any benefit plan at any time.
          SECTION 7.02. Termination of Certain Company Plans.
          (a) Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, the Subsidiaries and each of their ERISA Affiliates shall adopt resolutions terminating any and all Company Plans that include a Code Section 401(k) arrangement (each a “401(k) Plan”). The Company shall provide to the Buyer, no later than three Business Days prior to the Closing, resolutions of the Manager of the Company, its Subsidiaries and/or such ERISA Affiliates, as appropriate, evidencing the termination of any and all 401(k) Plan(s) in accordance with this Section 7.02(a). The form and substance of such resolutions shall be subject to the reasonable and timely approval of the Buyer. The Company also shall take such additional actions in furtherance of terminating such 401(k) Plan(s) as the Buyer may reasonably require.
          (b) Termination of Phantom Unit Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate the Phantom Unit Plan and eliminate all Pool Shares thereunder without payment of any consideration therefor. The

Company shall provide to the Buyer, no later than three Business Days prior to the Closing, resolutions of the Manager of the Company evidencing the termination of the Phantom Unit Plan and the elimination all Pool Shares in accordance with this Section 7.02(b). The form and substance of such resolutions shall be subject to the reasonable and timely approval of the Buyer. The Company also shall take such additional actions in furtherance of terminating the Phantom Unit Plan and eliminating all Pool Shares thereunder as the Buyer may reasonably require.
          SECTION 7.03. WARN Act. The Buyer shall be responsible for complying with the WARN Act and any similar state, local or foreign Law, if applicable, with respect to any “plant closings” or “mass layoffs” (within the meaning of the WARN Act) occurring on or after Closing.
          SECTION 7.04. Release Agreements. Each of the Key Employees shall have executed a Release Agreement which shall provide for the payment by the Company prior to the Closing of any amounts payable to such Key Employees under any Company Plan related to a change of control of the Company applicable to such Key Employees in exchange for each Key Employee’s release and discharge of the Company and each Subsidiary from all and any future payments of such change of control payments.
ARTICLE VIII
TAX MATTERS
          SECTION 8.01. Books and Records; Cooperation. The Buyer, on one hand, and the Sellers and the Sellers’ Representative, on the other hand, agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable (and only during normal business hours), such information and assistance relating to the Units and the Assets of the Company, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer or the Sellers and the Sellers’ Representative, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Taxes. Each of the Buyer, on one hand, and the Sellers and the Sellers’ Representative, on the other hand, shall retain a copy of all books and records with respect to Taxes pertaining to the Units and the Assets of the Company, for a period of at least seven years following the Closing. At the end of such period, each of the Buyer and the Sellers’ Representative shall provide the other with at least 10 days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Buyer, on one hand, and the Sellers and the Sellers’ Representative, on the other hand, shall cooperate fully with the other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Units and the Assets of the Company. The Buyer, on one hand, and the Sellers and the Sellers’ Representative, on the other hand, further agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          SECTION 8.02. Allocation of Taxes.

          (a) Except as otherwise provided in Section 8.05 hereof relating to Transfer Taxes, the Sellers shall be responsible for and shall promptly pay when due all Taxes of the Company and all Taxes levied with respect to the Units and the Assets of the Company, in each case, attributable to the Pre-Closing Tax Period. All Taxes of the Company and all Taxes levied with respect to the Units and the Assets of the Company, in each case, for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows:
          (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing and the denominator of which is the number of days in the entire Straddle Period, and
          (ii) in the case of any Tax based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended at the close of business on the Closing Date.
Each Seller shall also include any income, gain, loss, deduction or other tax items for any period or portion thereof ending on or before the Closing Date on such Seller’s Tax Returns in a manner consistent with the Schedule K-1s furnished by Company to such Seller for such period.
          (b) Upon receipt of any bill for such Taxes (including such Taxes relating to the Units or the Assets of the Company), the Buyer, on one hand, and the Sellers and the Sellers’ Representative, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.02 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that the Buyer or the Sellers shall make any payment for which it is entitled to reimbursement under this Section 8.02, the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding the foregoing, the Buyer shall not be liable for, and Cutler agrees to indemnify and hold harmless the Buyer, the Company, and each Subsidiary for, (i) any Taxes of any Seller or the Company and any Taxes levied with respect to the Units or the Assets of the Company, in each case, attributable to Pre-Closing Tax Periods, or (ii) any other Taxes of any Seller for any periods.
          (c) Cutler shall indemnify the Buyer and, following the Closing, the Company, for any Damages suffered by the Buyer as a result of the Internal Revenue Service recharacterizing the Contingent Payments or the Non-U.S. Licensing Earn-Out Payments. For purposes of this Section 8.02(c), Damages shall include any additional Tax, interest and penalties payable by the Buyer as a result of such recharacterization (net of Tax Benefits from such recharacterization in accordance with Section 9.04(d)), calculated taking into account the Buyer’s actual tax characteristics (e.g., so that a reduction in net operating losses is not to be treated as a tax detriment except at the time and to the extent such net operating losses could actually have been used to offset the Buyer’s income). At Cutler’s request and expense, the Buyer shall contest any recharacterization which would result in Cutler being obligated to make payments pursuant to this Section 8.02(c), and Cutler shall have the right to control the conduct of the portion of any such contest relating to such recharacterization (a “Recharacterization Contest”); provided that Cutler shall keep the Buyer informed of the progress of such Recharacterization Contest on a timely basis and, in connection with such Recharacterization Contest, shall take any actions reasonably requested by the Buyer; provided further if Cutler has the right to control the conduct and resolution of such Recharacterization Contest, but elects in writing not to do so, is not diligently pursuing resolution of such Recharacterization Contest after 10 days notice of such event given by the Buyer to Cutler or is not reasonably expected to fully indemnify the Buyer pursuant to this Agreement for any Damages arising from such Recharacterization Contest, then the Buyer shall, at Cutler’s expense, have the right to control the conduct and resolution of such Recharacterization Contest, provided that the Buyer shall keep Cutler informed of all developments on a timely basis and the Buyer shall not resolve such Recharacterization Contest in a manner that could reasonably be expected to have a material adverse effect on Cutler’s indemnification obligations under this Agreement without Cutler’s consent, which consent shall not be unreasonably withheld; provided further (a) that if, within 10 days after receiving notice of the Recharacterization Contest, Cutler agrees to, and within 30 days after receiving such notice, in fact does, indemnify the Buyer for the full amount of Damages that would be suffered by Buyer if the parties were to agree to the Internal Revenue Service’s position as asserted in the Recharacterization Contest, then the Buyer shall control the conduct and resolution of the Recharacterization Contest at the Buyer’s expense, and (b) if the Buyer elects in writing to waive its right to indemnification pursuant to this Section 8.02(c), then the Buyer shall control the conduct and resolution of such Recharacterization Contest at the Buyer’s expense.
          SECTION 8.03. Notices. The Sellers’ Representative shall promptly notify Buyer in writing upon receipt by any Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of any Seller that reasonably may be expected to relate to the Units or the Assets or business of the Company.
          SECTION 8.04. Tax Clearance Certificate. If the Buyer so requests in writing, at the Closing, the Sellers and the Sellers’ Representative shall use their commercially reasonable efforts to provide the Buyer with a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve the Buyer of any obligation to withhold any portion of the payments to the Sellers pursuant to this Agreement; provided that, in connection with the Closing, the Buyer has not requested any and the Sellers and the Sellers’ Representative have not provided any such tax clearance certificate.
          SECTION 8.05. Transfer Taxes. The Sellers’ Representative shall be liable for all transfer, stamp, documentary, sales, use and similar Taxes arising from the transactions described in this Agreement (the “Transfer Taxes”). The Sellers’ Representative shall file in a timely fashion all Tax Returns relating to such Transfer Taxes.
          SECTION 8.06. Miscellaneous.

          (a) The Sellers and the Sellers Representative, on the one hand, and the Buyer, on the other hand, agree to treat all payments made by any of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this Article VIII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.
          (b) Notwithstanding any provisions in this Agreement to the contrary, the obligations of Cutler to indemnify and hold harmless the Buyer, the Company and the Subsidiaries pursuant to this Article VIII and in accordance with Article IX, and the representations and warranties contained in Section 3.05 and Section 4.23, shall terminate at the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).
          (c) From and after the date of this Agreement, neither the Sellers nor the Sellers’ Representative shall, without the prior written consent of the Buyer (which may, in its reasonable discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would affect the Company or any Subsidiary.
          (d) The Buyer shall be entitled to recover from Cutler professional fees and related costs that the Buyer may reasonably incur to enforce the provisions of this Article VIII.
ARTICLE IX
INDEMNIFICATION
          SECTION 9.01. Survival of Representations and Warranties.
          (a) The representations and warranties of the Sellers and the Company contained in this Agreement shall survive the Closing until one year following the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 4.01, 4.02, 4.03 and 4.28 shall survive indefinitely and (ii) the representations and warranties dealing with Tax matters and the Tax indemnities and obligations set forth in Article VIII shall survive as provided in Section 8.06(b). Neither the period of survival nor the liability of Cutler with respect to the representations and warranties of the Sellers or the Company shall be reduced by any investigation made at any time by or on behalf of the Buyer. Notwithstanding the foregoing, if written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Buyer to the Sellers’ Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          (b) The representations and warranties of the Buyer contained in this Agreement shall survive the Closing until one year following the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 5.01, 5.02 and 5.07 shall survive indefinitely. Neither the period of survival nor the liability of the Buyer with respect to the Buyer’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers’ Representative to the Buyer, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          SECTION 9.02. Indemnification by Cutler.
          (a) Subject to the applicable survival periods and limitations in Section 9.01 and the limitations in Section 9.04, Cutler shall, in his individual capacity and not on behalf of any other of the Sellers, indemnify, save and hold harmless the Buyer and its Affiliates (including the Company and the Subsidiaries from and after the Closing) and their respective officers, directors, employees, and agents, and each of their successors and permitted assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise), monetary damages, fines, Taxes, fees, penalties, interest obligations, deficiencies and expenses (including reasonable amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or preparation for litigation as incurred) (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to:
     (i) any untruth, inaccuracy, incorrectness or breach of any representation or warranty made by the Sellers or the Company contained in this Agreement;
     (ii) any nonfulfillment, nonperformance, nonobservance or other breach of any covenant or agreement by Cutler (including Cutler’s capacity as an individual Seller) or, prior to the Closing, the Company contained in this Agreement;
     (iii) any indemnification obligations of Cutler as provided in Article VIII; and
     (iv) fraud or willful misconduct by the Sellers, the Company or any of their Affiliates in connection with or arising out of this Agreement or the transactions contemplated hereby.
     (b) Interpretation
     (i) The term “Damages” as used in this Section 9.02 is not limited to matters asserted by third parties against a Buyer Indemnified Party, but includes Damages incurred or sustained by the Buyer Indemnified Party in the absence of third party claims.
     (ii) For purposes of determining whether the Threshold has been met pursuant to Section 9.04(d), the representations, warranties, covenants or agreements of the Sellers or the Company contained in this Agreement (including the Seller Disclosure Letter and the Company Disclosure Letter) delivered by the Sellers and the Company pursuant hereto shall be deemed not to be qualified by any limitation as to materiality (including the words “material” or “Material Adverse Effect”), and Damages incurred or suffered arising out of any such misrepresentation or breach shall be determined without deduction on account of any materiality qualification (including the words “material” or “Material Adverse Effect”) contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.
          SECTION 9.03. No Effect on Liability.
          (a) Except as expressly provided herein, none of (i) the consummation of the transactions contemplated by this Agreement, (ii) the delay or omission of any of the Buyer Indemnified Parties to exercise any of its rights under this Agreement or (iii) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (A) affect the liability of Cutler to the Buyer Indemnified Parties pursuant to this Article IX or Article VIII or (B) prevent the Buyer or any other Buyer Indemnified Party from relying on the representations or warranties contained in this Agreement.
          SECTION 9.04. Limits on Indemnification.
          (a) Threshold. Notwithstanding the provisions of Section 9.02, no Buyer Indemnified Party shall seek, or be entitled to, indemnification from Cutler pursuant to Section 9.02 until the aggregate claims for Damages of the Buyer Indemnified Parties are more than $100,000 (the “Threshold”), in which event, the Buyer Indemnified Parties shall be entitled to recover the full amount of such Damages, including Damages comprising the Threshold; provided, however, that such Threshold will not apply to any claim for indemnification made by any Buyer Indemnified Party that results from: (i) the indemnity obligations set forth in Section 9.02(a)(i) arising from the representations and warranties set forth in Sections 3.01, 3.02, 4.01, 4.02, 4.03, 4.07(c), 4.23 or 4.28 or (ii) the indemnity obligations set forth in Sections 9.02(a)(iii) and 9.02(a)(iv).
          (b) Cap. No amounts shall be payable under this Article IX by Cutler to the Buyer Indemnified Parties to the extent such payment would result in aggregate payments by Cutler in excess of an amount equal to Four Million Dollars ($4,000,000) (the “Cap”); provided, however that the Cap with respect to the indemnity obligations set forth in Section 9.02(a)(i) arising from Section 4.23 and the indemnity obligations set forth in Section 9.02(a)(iii) shall be payable by Cutler to the Buyer Indemnified Parties to the extent such payments would not result in aggregate payments by Cutler under this Article IX in excess of Six Million Dollars ($6,000,000); provided further, that the Buyer Indemnified Parties may, without regard to the Cap, recover from Cutler the full amount of Damages in connection with claims arising from (x) the indemnity obligations set forth in Section 9.02(a)(i) arising from the representations and warranties set forth in Sections 3.01, 3.02, 4.01, 4.02, 4.03, 4.07(c), or 4.28, (y) the indemnity obligations in Section 9.02(a)(ii) or (z) the indemnity obligations in Section 9.02(a)(iv), except that no amounts shall be payable by Cutler for Damages in connection with claims arising from (x) and (y) to the extent such payment would result in aggregate payments by Cutler under this Article IX in excess of an amount equal to that portion of the Purchase Price distributed to Cutler in accordance with Section 1.03.
          (c) Insurance and Indemnity Recoveries. Any Damages for which the Buyer Indemnified Parties may seek indemnification pursuant to this Article IX shall be net of (i) any insurance recoveries received by the Buyer Indemnified Parties or to which the Buyer Indemnified Parties’ insurance carrier has agreed, after inquiry by the Buyer, that the Buyer Indemnified Parties are entitled to receive in respect of such Damages, which the Buyer shall in good faith attempt to obtain to the extent such attempt is commercially reasonable, and (ii) any amounts actually received by the Buyer Indemnified Parties from third parties in respect of such Damages under an indemnification agreement, which the Buyer shall attempt in good faith to obtain to the extent such attempt is commercially reasonable.
          (d) Tax Benefits. If any Damages for which the Buyer Indemnified Parties may seek indemnification pursuant to this Article IX gives rise to a currently realizable Tax Benefit by the Company or the Buyer, the Damages hereunder shall be reduced by the amount of the Tax Benefit so available. For the purposes of this Section 9.04(d), a Tax Benefit is “currently realizable” to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current or four (4) subsequent taxable periods or years or in any Tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the indemnity claim. In the event that there should be a determination disallowing the Tax Benefit, Cutler shall be liable to refund to the Buyer the amount of any related reduction previously allowed pursuant to this Section 9.04(d). The amount of the refunded reduction or payment shall be deemed to be Damages for purposes of Sections 9.04(a) and 9.04(b). The parties agree that any Damages paid (or adjustments) made with respect to a Tax Benefit, pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law, in which event payments shall be made in an amount sufficient to indemnify the Buyer Indemnified Party on a net after-Tax basis.
          (e) Gross Negligence Limitation. No amounts of indemnity shall be payable as a result of any claim in respect of Damages arising under this Article IX to the extent that any such Damages arise from or were caused by the gross negligence of a Buyer Indemnified Party after the Closing.
          (f) Exclusive Remedy. Except for any claim (a) grounded in fraud or willful misconduct of any Person or (b) seeking specific performance, equitable relief or remedial action against any Person, the parties hereto acknowledge and agree that, from and after the Closing Date, the indemnification provisions of this Article IX shall be the exclusive remedy of the Buyer Indemnified Parties against such Person with respect to the transactions contemplated by this Agreement (including against any Seller other than Cutler). With respect to actions grounded in fraud or willful misconduct or seeking equitable relief or remedial action against any Person, (y) the right of a Buyer Indemnified Party to be indemnified and held harmless pursuant to the indemnification provisions of this Article IX shall be in addition to and cumulative of any rights of such party at law or in equity against such Person and (z) no such Buyer Indemnified Party shall, by exercising the remedy available to it under this Article IX, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it against such Person.
          (g) Notwithstanding anything to the contrary in this Agreement, no Seller (other than Cutler) shall have any liability for monetary damages under this Agreement;

provided, however, that this limitation shall not apply to any matter or claim arising separate and apart from the Acquisition Documents.
          SECTION 9.05. Defense of Third Party Claims.
          (a) If any lawsuit or enforcement action is filed against a Buyer Indemnified Party by any third party (each a “Third Party Claim”) for which indemnification under this Article IX may be sought, written notice (“Third Party Notice”) thereof shall be given by the Buyer Indemnified Party to Cutler as promptly as practicable, but in any event within 30 calendar days of service. The Third Party Notice shall describe in reasonable detail the facts and circumstances known to the Buyer Indemnified Party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. Any delay in submitting a Third Party Notice to Cutler shall not relieve him of any liability hereunder, except to the extent that he may demonstrate actual material damage or prejudice caused by such failure, and then only to the extent thereof.
          (b) After receipt of such Third Party Notice, if Cutler acknowledges in writing to the sender that he is liable, and has indemnity obligations for any Damages resulting from any such Third Party Claim, then Cutler shall be entitled, if he so elects at his own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of his own choice (provided, that such attorneys are reasonably acceptable to the Buyer Indemnified Party) to diligently handle and defend the same, unless the named parties to such action or proceeding include both one or more of any Seller and a Buyer Indemnified Party, and the Buyer Indemnified Party has been advised by counsel that there are one or more legal defenses available to such Buyer Indemnified Party that are different from or additional to those available to an applicable Seller or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of counsel to the Buyer Indemnified Party, for the same counsel to represent both the Buyer Indemnified Party and any Seller, in which event such Buyer Indemnified Party shall be entitled, at the cost and expense of Cutler, to separate counsel of its own choosing (provided, that such cost and expense shall be limited to the reasonable fees of one firm of attorneys, together with appropriate local counsel, for any such Third Party Claim) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Buyer Indemnified Party, unless the settlement involves any payment of cash by Cutler and the Buyer Indemnified Party and its Affiliates are released in full in connection with the settlement, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Cutler shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Buyer Indemnified Party that the Buyer Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or relief for other than money damages portion of the Third Party Claim can be so separated from that for money damages, Cutler shall be entitled to assume the defense of the portion relating to money damages. If Cutler elects to assume the defense of a Third Party Claim, the Buyer Indemnified Party shall cooperate in all reasonable respects with him and his attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Buyer Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and may, at its own expense, retain separate counsel of its choosing. The parties shall cooperate with each other in any notifications to insurers.
          (c) If Cutler fails to notify the Buyer Indemnified Party within 30 calendar days after receipt of the Third Party Notice that he elects to defend the Buyer Indemnified Party pursuant to this Section 9.05 or if Cutler elects to defend the Buyer Indemnified Party pursuant to this Section 9.05 but fails to diligently prosecute or settle the Third Party Claim, which failure continues for 10 calendar days after notice to him from the Buyer Indemnified Party of such failure, then the Buyer Indemnified Party against which such claim has been asserted will have the right to undertake, and Cutler shall pay the cost and expense thereof of (which covenant to pay the cost and expense thereof will constitute Damages), the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of Cutler, so long as such Buyer Indemnified Party diligently and in good faith defends, compromises or settles such Third Party Claim. In such event, the Buyer Indemnified Party shall have full control of such defense and proceedings; provided, however, that such claim shall not be compromised or settled without the prior written consent of Cutler, which consent shall not be unreasonably withheld or delayed. If the Buyer Indemnified Party assumes the defense of the claim, Cutler shall cooperate in all reasonable respects with the Buyer Indemnified Party in such defense and make available to the Buyer Indemnified Party at his expense, all such witnesses, records, materials and information in the Sellers’ possession or under the Sellers’ control relating thereto as are reasonably required by the Buyer Indemnified Party, and the Buyer Indemnified Party will keep Cutler reasonably informed of the progress of any such defense, compromise or settlement.
          SECTION 9.06. Procedure for Claims between Parties. If a claim for Damages is to be made by a Buyer Indemnified Party entitled to indemnification hereunder, such Buyer Indemnified Party shall give written notice to Cutler as soon as reasonably practicable after the Buyer Indemnified Party becomes aware that a fact, condition or event has occurred or exists which may give rise to Damages for which indemnification by a Buyer Indemnified Party may be sought under this Article IX (a “Claim Notice”). The Claim Notice shall (i) describe in reasonable detail the facts and circumstances known to the Buyer Indemnified Party that gave rise to such indemnification claim, and the amount or, if the amount cannot then be reasonably determined, good faith estimate of the amount arising therefrom and (ii) provide for a demand of payment of the amount or, if the amount cannot then be reasonably determined, a good faith estimate of the amount arising from such claim for Damages. Any delay in submitting a Claim Notice to Cutler shall not relieve him of any liability hereunder, except to the extent that he may demonstrate actual material damage or prejudice caused by such failure, and then only to the extent thereof.
          SECTION 9.07. Indemnification Payment.
          (a) If Cutler does not object in writing within the 30 calendar day period after delivery by the Buyer Indemnified Party of a Claim Notice (an “Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by Cutler that the Buyer Indemnified Party(ies) identified in the Claim Notice is entitled to the full amount of the claim for Damages set forth in such Claim Notice. After the expiration of 30 calendar days after receipt of a Claim Notice from a Buyer Indemnified Party to Cutler, the Buyer may unilaterally reduce the outstanding principal amount of the Buyer Note 3 by an amount equal to the Damages specified in the Claim Notice and provide a written notice to Cutler specifying the amount of such reduction; provided, however that no such reduction in the outstanding principal amount of the Buyer Note 3 shall be made if Cutler shall have delivered an Objection Notice to the Buyer Indemnified Party prior to the expiration of such 30 calendar day period.
          (b) In the event that (a) the Buyer Indemnified Party shall not have received an Objection Notice within the 30 calendar day period specified in Section 9.07(a) or (b) Cutler shall have delivered an Objection Notice and either (i) Cutler and the Buyer Indemnified Party shall have, subsequent to the giving of such Objection Notice, mutually agreed that Cutler is obligated to indemnify the Buyer Indemnified Party for a specified amount or (ii) a judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim (including any decision that has been rendered by an arbitrator(s) and entered as a judgment in any court having jurisdiction in accordance with Section 9.08), then, subject to the limitations set forth in Section 9.04:
     (i) the Buyer shall have the right to first reduce the outstanding principal and accrued but unpaid interest under the Buyer Note 3 by the amount of the Damages that Cutler is obligated to pay to the Buyer Indemnified Party under this Article IX until the Buyer Note 3 has been satisfied in full;
     (ii) the Buyer shall provide Cutler written notice of any such reduction in the Buyer Note 3 pursuant to this Section 9.07 and the amount of additional Damages that Cutler is obligated to pay pursuant to this Article IX; and
     (iii) thereafter, Cutler shall promptly pay to the Buyer Indemnified Party the additional amount of specified Damages by wire transfer of immediately available funds, or if the Buyer Note 1 or the Buyer Note 2, or any of the Contingent Note or Alternate Notes if issued, shall not yet have been repaid in full, Cutler shall be able to elect to pay such additional amount of specified Damages by having the Buyer reduce the outstanding principal and accrued but unpaid interest on such Buyer Notes, Contingent Note or Alternate Contingent Notes up to the amount of such additional amount of specified damages in lieu of making a cash payment for such additional amount of specified Damages.
          SECTION 9.08. Resolution of Conflicts and Claims.
          (a) If the Buyer Indemnified Party receives an Objection Notice from Cutler within the 30 calendar day period set forth in Section 9.07(a), the Buyer Indemnified Party and Cutler shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Buyer Indemnified Party and Cutler should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.
          (b) If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice, the Buyer or Cutler, in its or his discretion, may:
               (i) demand arbitration of the matter unless (x) the amount of indemnifiable Damages that could result from such matter is greater than $500,000 or (y)

the amount of the Damage that is at issue is the subject of a pending litigation involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained and is less than $500,000 or both parties agree to arbitration; or
               (ii) litigate such matter before any California State court or Federal court of the United States of America, sitting in California, having jurisdiction.
          (c) If a disputed matter is properly the subject of arbitration pursuant to the terms of Section 9.08(b), the matter shall be settled by arbitration conducted by one neutral arbitrator mutually agreeable to Cutler and the Buyer. Such arbitrator shall be admitted to the Bar of the State of New York or the State of California and shall have been a judge in either such state for a period of not less than 10 years (the “Selection Criteria”). In the event that, within 15 days after submission of any dispute to arbitration, Cutler and the Buyer cannot mutually agree on one arbitrator, then, within 15 days after the end of such 15 day period, Cutler and the Buyer shall each select one arbitrator in accordance with the Selection Criteria. The two arbitrators so selected shall select a third neutral arbitrator in accordance with the Selection Criteria and such third arbitrator shall, acting alone, preside over the arbitration proceedings. If either Cutler or the Buyer fails to select an arbitrator during this 15 day period, then the parties agree that the arbitration will be conducted by one neutral arbitrator selected by the other party, if any.
          (d) Any such arbitration shall be held in San Diego, California, under the Streamlined Arbitration Rules & Procedures then in effect of JAMS. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the designation of the arbitrator. Except in the event that the arbitrator determines there has been fraud or willful misconduct by a party, all expenses relating to the arbitration, including, the respective expenses of each party, the fees of the arbitrator and the administrative fee of JAMS, shall be borne in equal measure by Cutler and the Buyer. The arbitrator shall set a limited time period for the conduct of each phase of the arbitration proceedings and establish procedures designed to reduce the cost and time for adjudicating the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim properly brought before such arbitrator pursuant to the terms of this Section 9.08 shall be final, binding, and conclusive upon the parties to this Agreement. The arbitrator’s decision shall be a reasoned decision and shall set forth the award, judgment, decree or order awarded. Within 30 days of a decision of the arbitrator requiring payment by Cutler or the Buyer, such payment shall be made by Cutler or a Buyer Indemnified Party by wire transfer of immediately available funds, subject to Section 9.08.
          (e) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01. Certain Defined Terms. For purposes of this Agreement:
          “Accredited Investor Certificate” means the certificate of Cutler in substantially the form attached hereto as Exhibit A, certifying Cutler’s status “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and Cutler’s investment intent with respect to any securities of the Buyer received by Cutler pursuant to this Agreement or the transactions contemplated by this Agreement.
          “Acquisition Documents” means this Agreement, the Ancillary Agreements, the Accredited Investor Certificate, and any certificate, Financial Statements, Interim Financial Statements, report or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.
          “Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Alternate Contingent Notes” means Alternate Contingent Note 1, Alternate Contingent Note 2 and Alternate Contingent Note 3.
          “Amended and Restated Operating Agreement” means the Amended and Restated Operating Agreement in substantially the form attached hereto as Exhibit B, reflecting the Buyer as the sole member of the Company, and the withdrawal of the Sellers as members of the Company.
          “Ancillary Agreements” means the Amended and Restated Operating Agreement, the Assignment and Assumption of Units Agreement, the Buyer Notes, the Contingent Note, the Alternate Contingent Notes, the Non-Compete Agreement, the Pledge Agreement, the Registration Rights Agreement and the Release Agreements.
          “Articles of Organization” means the Limited Liability Company Articles of Organization of the Company filed with the Secretary of State of the State of California on March 13, 2000, as amended by the Limited Liability Company Certificate of Amendment filed with the Secretary of State of the State of California on June 6, 2000.
          “Assets” means the assets and properties of the Company and each Subsidiary reasonably necessary for the continued operation of the Business as it is presently conducted.
          “Assignment and Assumption of Units Agreement” means an Assignment and Assumption of Units Agreement to be executed by the Designated Buyer Subsidiary and each Seller in substantially the same form attached hereto as Exhibit C.

          “Beneficiary Demand Statements” means a statement from the applicable Company Lender setting forth the amount necessary (including prepayment expenses) to pay in full all amounts owing as of the Closing to such Company Lenders, and including wire transfer instructions necessary for such payment. If all such amounts owed to the Company Lenders have been paid in full prior to the Closing, such Beneficiary Demand Statements shall instead provide confirmation of the payment in full prior to the Closing of such amounts owed to the Company Lenders.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Los Angeles.
          “Buyer Common Stock” means the Class A common stock, no par value, of the Buyer.
          “Buyer Disclosure Letter” means the Buyer Disclosure Letter dated as of the date hereof, delivered by the Buyer to the Sellers’ Representative in connection with this Agreement.
          “Buyer Note 1” means the senior note issued by the Buyer to Cutler in the form attached hereto as Exhibit D in the aggregate principal amount of Fourteen Million Four Hundred Thousand Dollars ($14,400,000) under the terms and conditions set forth therein.
          “Buyer Note 2” means the senior note issued by the Buyer to Cutler in the form attached hereto as Exhibit E in the aggregate principal amount of Six Million Six Hundred Seventy-Five Thousand Dollars ($6,675,000), as may be reduced in amount at the Closing and prior to issuance and delivery pursuant to Section 1.02(a), under the terms and conditions set forth therein.
          “Buyer Note 3” means the senior note issued by the Buyer to Cutler in the form attached hereto as Exhibit F in the aggregate principal amount of Four Million Dollars ($4,000,000) under the terms and conditions set forth therein, and pledged to the Buyer under the terms and conditions set forth in the Pledge Agreement.
          “Buyer Notes” means the Buyer Note 1, the Buyer Note 2 and the Buyer Note 3.
          “Buyer Debt Repayment Amount” means Four Million Forty Thousand Dollars ($4,040,000).
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the Closing.
          “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
          “Code” means the Internal Revenue Code of 1986, as amended.

          “Company Debt” means all of the consolidated Indebtedness together with interest accrued on the principal amount thereof owed by the Company and any of its Subsidiaries, excluding any Indebtedness owed by the Company to a wholly-owned Subsidiary or any Indebtedness owed by a wholly-owned Subsidiary to the Company, through the date of Closing to the Company Lenders as set forth in Section 4.07(c) of the Company Disclosure Letter and confirmed by the Beneficiary Demand Statements delivered by the Company Lenders to the Buyer no later than the second Business Day prior to the Closing.
          “Company Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.
          “Company IP Agreements” means (a) licenses of Intellectual Property by the Company or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (c) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.
          “Company’s Knowledge” the actual knowledge after due inquiry of Neal Cutler, Sam Simmons, Susan Leveille, Elvis Reyes, Lee Tintle, Paul Duffy and John Sramek.
          “Company Lenders” means Wells Fargo Bank, National Association and Merrill Lynch Bank USA.
          “Company Software” means all Software (a) material to the operation of the Business or (b) manufactured, distributed, sold, licensed or marketed by the Company or any Subsidiary.
          “Contracts” means any of the agreements, arrangements, contracts, leases, powers of attorney, notes, bonds, loans, mortgages, indentures, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.
          “Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

          “Cutler” means Neal R. Cutler.
          “Cutler Debt Repayment Amount” means an amount of cash or assumption of Indebtedness necessary to cause the Company Debt to not exceed Four Million Dollars ($4,000,000) as of the Closing.
          “Diligence Materials” means the documents as of the second Business Day prior to the Closing Date contained in the DataSite database maintained by the Company with Merrill Corporation and made available to the Buyer and its representatives via the Internet.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, purchase right, assessment, commitments, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
          “Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.
          “Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.
          “Environmental Laws” means all Laws, as amended and now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq. and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.
          “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.
          “Equity Participations” means any security or right entitling the holder, absolutely or contingently, to participate in the revenues or equity appreciation of another Person, including membership interests, units, performance units, options, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans.

          “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with or under “common control” with the Company, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Existing Operating Agreement” means the Third Amended and Restated Operating Agreement of the Company dated as of June 14, 2001.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Gross Product Revenues” means with respect to the Product during the first full six calendar months, the gross sales of the Product in the U.S. before any adjustments for any discounts, rebates or returns.
          “Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.
          “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and expense accruals in the ordinary course of business consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          “Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) Software.
          “Inventories” means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property maintained, held or stored for sale in the ordinary course of business by or for the Company or any Subsidiary at the Closing, and any prepaid deposits for any of the same.
          “IRS” means the Internal Revenue Service of the United States.
          “Key Employees” means Paul Duffy, Susan Leveille, Elvis Reyes, Samuel Simmons and Lee Tintle.
          “Law” means any statute, law, constitution, ordinance, regulation, rule, notice, court decision, agency guideline, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
          “Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Letter Agreement” means that certain Letter Agreement between the Buyer, the Company and Cutler attached hereto as Exhibit G, executed concurrently with this agreement.
          “Liabilities” or “Liability” means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or order, writ, injunction, award, judgment, decree, resolution, stipulation, or determination by any Governmental Authority, and those arising under any Contract, arrangement, commitment or undertaking.
          “Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Company IP Agreements.
          “Material Adverse Effect” means any circumstance, change in or effect on the Business, the Company (considered on a consolidated basis with the Subsidiaries) that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Company or the Subsidiaries: (a) is or is reasonably likely to be materially adverse to the business, operations, Assets or Liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, or the Company and the Subsidiaries, taken together as a whole, or (b) is reasonably likely to materially adversely effect the ability of the Buyer to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company or any Subsidiary, it being understood that in no event shall any of the following be deemed by itself or by themselves, either individually or in the aggregate, to constitute a Material Adverse Effect: (i) the failure of the Company to meet projections of earnings, revenues or other financial measure (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect) or (ii) changes or other developments in the pharmaceutical industry or the general economic or financial conditions which are not unique to the Company but also affect other Persons who participate in the pharmaceutical industry, which changes or developments do not disproportionately affect the Company relative to the other participants in the pharmaceutical industry in any material respect.
          “Net Non-US Licensing Revenues” means, with respect to the Product during each fiscal quarter in the Contingent Payment Period, the licensing revenues, including royalties and milestone payments, actually received by the Buyer or any of its Affiliates from a Person (excluding any Affiliate of the Buyer) pursuant to any sublicense agreement with such Person for any territory outside of the United States relating directly and solely to the Product, reduced by any royalty payments to CIMA Labs, Inc. pursuant to the Company’s contractual obligations to CIMA Labs, Inc. for such payments.
          “Net Product Revenues” means, with respect to the Product during each fiscal quarter in the Contingent Payment Period, the sum of (i) the net sales of the Product in the U.S. as would be shown in the Buyer’s consolidated financial statements for such quarter prepared in accordance with GAAP and (ii) the net sales of the Product in the U.S. as would be shown in the consolidated financial statements prepared in accordance with GAAP for such quarter of any Person to which a sublicense directly related to the Product has been granted.
          “Non-Compete Agreement” means a Non-Compete Agreement in substantially the form attached hereto as Exhibit H.
          “Patents” means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.
          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not yet due and payable and are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
          “Phantom Unit Plan” means the Alamo Pharmaceuticals, LLC Phantom Unit Plan.
          “Pharmaceutical Laws” means Laws primarily regulating the testing, clinical trials, manufacturing, storage, packaging, sale or distribution of drugs and/or medical device products.
          “Pledge Agreement” means the pledge agreement in the form attached hereto as Exhibit I to be executed by Cutler providing for the pledge of the Buyer Note 3 as a security for the performance by Cutler of his obligations under Article IX.
          “Pool Shares” means the Equity Participations granted by the Company under the Phantom Unit Plan.
          “Post-Closing Tax Period” means any Tax period beginning after the Closing and that portion of any Straddle Period beginning after the Closing.
          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing and the portion of any Straddle Period ending on the Closing.
          “Product” means an orally disintegrating tablet dosage form of clozapine, USP sold in the United States pursuant to New Drug Application No. 21-590 and currently marketed under the trademark FazaClo.
          “Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Registration Rights Agreement” means the registration rights agreement between the Buyer and Cutler in the form attached hereto as Exhibit J providing for the registration of the resale of the shares of the Buyer Common Stock issuable upon conversion of the Buyer Notes, if any, into shares of the Buyer Common Stock under the Securities Act with the Securities and Exchange Commission pursuant to the terms and conditions set forth therein.

          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.
          “Release Agreements” mean the releases in the form attached hereto as Exhibit K executed by each Key Employee providing for the payment by the Company prior to the Closing of any amounts payable to such Key Employees under any Company Plan related to a change of control of the Company applicable to such Key Employees in exchange for each Key Employee’s release and discharge of the Company and each Subsidiary from all and any future claims for such change of control payments.
          “Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller Disclosure Letter” means the Seller Disclosure Letter dated as of the date hereof, delivered by the Sellers’ Representative to the Buyer in connection with this Agreement.
          “Sellers’ Accountants” means Grant Thornton LLP.
          “Sellers’ Representative” initially means Cutler. In the event of (a) the death or permanent disability of the Sellers’ Representative or (b) the Sellers’ Representative’s resignation as the Sellers’ Representative for any reason, the Sellers holding a majority of the Sharing Percentages shall by written notice to the Buyer, appoint a successor Sellers’ Representative within 30 calendar days. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Seller’s Representative” as used herein shall be deemed to include any successor Sellers’ Representative.
          “Sharing Percentage” of each Seller means a fraction (expressed as a percentage) the numerator of which is the number of Units owned by such Seller as of the Closing and the denominator of which is the aggregate number of Units owned by all Sellers as of the Closing.
          “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.
          “Straddle Period” means any Tax period beginning before and ending after the Closing.

          “Subsidiary” or “Subsidiaries” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, greater than 40% of the Units, stock or other Equity Participations, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, or of which the Company is the managing member, general partner, or which the Company is otherwise contractually entitled to direct and control such entity.
          “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, whether disputed or not, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.
          “Tax Benefit” means an amount by which the Tax liability of the Buyer or, following the Closing, the Company is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where the Buyer or, following the Closing, the Company, has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Damages shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items.
          “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.
          “Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.
          “Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

      SECTION 10.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“401(k) Plan”	7.02(a)
“Agreement”	Preamble
“Allocation”	1.06(a)
“Alternate Contingent Note 1”	1.04(d)(i)(A)
“Alternate Contingent Note 2”	1.04(d)(ii)(A)
“Alternate Contingent Note 3”	1.04(d)(iii)(A)
“Alternate Run Rate Contingent Payment”	1.04(d)(iii)
“Ancillary Lease Documents”	4.16(d)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnified Party” or “Buyer Indemnified Parties”	9.02(a)
“Buyer SEC Filings”	5.06(a)
“Claim Notice”	9.06
“Closing”	2.01
“Closing Date”	2.01
“Company”	Recitals
“Company Marks”	6.01(a)
“Consent Contracts”	4.14(a)
“Contingent Note”	1.04(c)
“Contingent Payment Dispute Notice”	1.04(f)
“Contingent Payment Quarterly Report”	1.04(e)
“Contingent Payment Period”	1.04(a)
“Contingent Payments”	1.04(a)(ii)
“Continuing Employees”	7.01(a)
“Cutler Debt Repayment Amount”	2.03
“Cutler Threshold Amount”	1.03
“Damages”	9.02(a)
“Designated Buyer Subsidiary”	1.07
“ERISA”	4.21(a)
“Excess Returns Amount”	1.05(a)
“Excess Returns Notice”	1.05(a)
“D&O Indemnified Parties”	6.09
“FDA”	4.24(d)
“Financial Statements”	4.07(a)(ii)
“IMS”	1.04(c)
“Independent Accounting Firm”	1.04(f)
“Initial Contingent Payment”	1.04(a)(i)
“Initial Contingent Payment Determination Period”	1.04(a)(i)
“Initial Run Rate Contingent Payment”	1.04(d)(i)

Definition	Location
“Initial Run Rate Contingent Payment Determination Period”	1.04(d)(i)
“Interim Financial Statements”	4.07(a)(iii)
“lease”	4.14(a)
“Material Contracts”	4.14(a)
“Multiemployer Plan”	4.20(c)
“Multiple Employer Plan”	4.20(c)
“Non-US Licensing Earn-Out Payment” or “Non-US Licensing Earn-Out Payments”	1.04(b)
“NSP Report”	1.04(c)
“Objection Notice”	9.07(a)
“Options”	4.16(d)
“Permits”	4.24(a)
“Plans”	4.21(a)
“Programs”	4.24(c)
“Purchase Price”	1.02(a)
“Recharacterization Contest”	8.02(c)
“Returns Dispute Notice”	1.05(b)
“Run Rate Contingent Payments”	1.04(d)(iii)
“Section 1542”	6.06(b)
“Selection Criteria”	9.08(c)
“Sellers”	Preamble
“Subsequent Contingent Payment”	1.04(a)(ii)
“Subsequent Contingent Payment Determination Period”	1.04(a)(ii)
“Subsequent Run Rate Contingent Payment”	1.04(d)(ii)
“Subsequent Run Rate Contingent Payment Determination Period”	1.04(d)(ii)
“Supplemental Data”	4.07(d)
“Third Party Claim”	9.05(a)
“Third Party Notice”	9.05(a)
“Threshold”	9.04(a)
“Transfer Taxes”	8.05
“Units”	Recitals
“WARN Act”	4.21(d)
          SECTION 10.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement;

          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
          (h) references to a Person are also to its successors and permitted assigns; and
          (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
          SECTION 10.04. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, without limitation, the Buyer shall be responsible for the payment of all fees of legal counsel to the Buyer and fees of Banc of America Securities directly related to the transactions contemplated by this Agreement, and the Sellers shall be responsible for the payment of all fees of legal counsel to the Sellers and fees of Goldman, Sachs & Co. directly related to the transactions contemplated by this Agreement.
          SECTION 10.05. Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile with a copy sent by another means specified herein; the business day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
If to the Buyer, addressed to:
Avanir Pharmaceuticals

11388 Sorrento Valley Rd
San Diego, CA 92121
Attn: Eric K. Brandt
Telephone: (858) 622-5200
Fax: (858) 658-7447
with a copy to:
Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, California 92626
Attn: Cary K. Hyden and Jonn R. Beeson
Telephone: (714) 540-1235
Fax: (714) 755-8290
If to the Sellers, addressed to:
PO Box 3637
Beverly Hills, CA 90212-0637
Attn: Neal R. Cutler, as Sellers’ Representative
Telephone:
Fax:
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Attn: Brett Goldblatt
Telephone: (213) 892-4000
Fax: (213) 629-5063
If to Cutler, addressed to:
Neal R. Cutler
[Address]
Telephone:
Fax:
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017

Attn: Brett Goldblatt
Telephone: (213) 892-4000
Fax: (213) 629-5063
or to such other place and with such other copies as each of the Buyer, the Sellers’ Representative and Cutler may designate as to itself by written notice to the other (in accordance with this Section 10.05).
          SECTION 10.06. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law, applicable stock exchange regulation or order, writ, injunction, judgment, arbitration ruling, award, or decree by any Governmental Authority, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.
          SECTION 10.07. Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          SECTION 10.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
          SECTION 10.09. Entire Agreement. This Agreement, including the Schedule and Exhibits hereto, the Seller Disclosure Letter and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.
          SECTION 10.10. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Sellers without the prior written consent of the

Buyer, or assigned by the Buyer without the prior written consent of the Sellers, except that the Buyer may, without such consent but with prior notice to the Sellers, assign its rights hereunder; provided that such assignee executes a joinder to and agrees to be bound by this Agreement. Notwithstanding the foregoing, no such assignment shall release the assignor from any of its obligations hereunder.
          SECTION 10.11. Amendment. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto or by a waiver in accordance with Section 10.12. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.
          SECTION 10.12. Waiver. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
          SECTION 10.13. No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person, including any union or any employee or former employee of the Seller, other than the parties hereto any rights or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 9.02, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.
          SECTION 10.14. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
          SECTION 10.15. Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.
          SECTION 10.16. Consent to Jurisdiction. Subject to Section 9.07, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.04. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          SECTION 10.17. Attorneys’ Fees. Should any litigation be commenced between the parties hereto concerning this Agreement, or in connection with the performance, breach or interpretation hereof, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to reimbursement of all reasonable costs and expenses of such litigation, including attorneys’ fees, court costs, costs of investigation and other costs reasonably related to such litigation.
          SECTION 10.18. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
          SECTION 10.19. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
          SECTION 10.20. Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
          SECTION 10.21. Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.
          SECTION 10.22. Disclosure. Nothing in the Seller Disclosure Letter, the Company Disclosure Letter or the Buyer Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller Disclosure Letter, the Company Disclosure Letter or the Buyer Disclosure Letter, as the case may be, identifies the exception with particularity and describes the relevant facts in reasonable detail. Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Seller Disclosure Letter, the Company Disclosure Letter or the Buyer Disclosure Letter under any numbered or lettered part shall be deemed to relate to and qualify representations and warranties set forth in one or more other parts of the Seller Disclosure Letter, the Company Disclosure Letter or the Buyer Disclosure Letter, as the case may be, but only where the relevance of such disclosure to such other part or parts is clear from the text of such disclosure; provided, however, the mere listing (or inclusion of a copy) of a document or other item shall not by itself be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or item itself).
[Signature Pages Follow]

          IN WITNESS WHEREOF, each of the parties, by its duly authorized representative, has entered into this Agreement as of the date first above written.

BUYER

AVANIR PHARMACEUTICALS

/s/ Eric K. Brandt
By: Eric K. Brandt
Its: President and Chief Executive Officer
Signature Page to Unit Purchase Agreement

COMPANY

ALAMO PHARMACEUTICALS, LLC

/s/ Neal R. Cutler
By: Neal R. Cutler
Its: Manager
Signature Page to Unit Purchase Agreement

SELLERS

NEAL R. CUTLER

/s/ Neal R. Cutler
Neal R. Cutler
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Robert D. English
Print Name of Seller

/s/ Robert D. English
Signature of Seller

FOR ENTITIES:

Print Name of Seller
By:
Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address – Line 1

Address – Line 2

Address – Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Michael Beckloff
Print Name of Seller

/s/ Michael Beckloff
Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:
Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address – Line 1

Address – Line 2

Address – Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Angelico Carta
Print Name of Seller

/s/ Angelico Carta
Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:
Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address – Line 1

Address – Line 2

Address – Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Anthony R. Disanto

Print Name of Seller

/s/ Anthony R. Disanto

Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:

Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address — Line 1

Address — Line 2

Address — Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Robert M. Lichten

Print Name of Seller

/s/ Robert M. Lichten

Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:

Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address — Line 1

Address — Line 2

Address — Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Lee Tintle

Print Name of Seller

/s/ Lee Tintle

Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:

Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address — Line 1

Address — Line 2

Address — Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

John J. Sramek

Print Name of Seller

/s/ John J. Sramek

Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:

Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address — Line 1

Address — Line 2

Address — Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Samuel Simmons

Print Name of Seller

/s/ Samuel Simmons

Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:

Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address — Line 1

Address — Line 2

Address — Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Paul F. Duffy

Print Name of Seller

/s/ Paul F. Duffy

Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:

Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address — Line 1

Address — Line 2

Address — Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Robert L. Sevy

Print Name of Seller

/s/ Robert L. Sevy

Signature of Seller

FOR ENTITIES:

Print Name of Seller

By:

Signature of Authorized Signatory

Print Name of Authorized Signatory

Print Title of Authorized Signatory

Address for Notices :

Address – Line 1

Address – Line 2

Address – Line 3

Attention

Facsimile

Telephone
Signature Page to Unit Purchase Agreement

SELLERS

FOR INDIVIDUALS:

Print Name of Seller

Signature of Seller

FOR ENTITIES:

United Healthcare Services, Inc.

Print Name of Seller

By:	/s/ Stephen J. Hemsley

Signature of Authorized Signatory

Stephen J. Hemsley

Print Name of Authorized Signatory

President and COO, United Health Group

Print Title of Authorized Signatory

Address for Notices :

United Health Group Incorporated

Address — Line 1

9900 Bren Road East

Address — Line 2

Minnetanka, MN 55343

Address — Line 3

General Counsel & VP Corporate Development

Attention

952-936-1398

Facsimile

952-936-5744

Telephone
Signature Page to Unit Purchase Agreement

SCHEDULE A
     Unit Holders

Michael Beckloff
Angelico Carta
Neal Cutler
Tony Disanto
Paul Duffy
Robert English
Robert Lichten
Bob Sevy
Sam Simmons
John Sramek
Lee Tintle
United Healthcare

Exhibit B
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
ALAMO PHARMACEUTICALS, LLC
     THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of Alamo Pharmaceuticals, LLC (the “Company”) is entered into by Avanir Pharmaceuticals, a California corporation, as the sole member (the “Member”), effective as of May 24, 2006 (the “Effective Date”).
     The Member, by execution of this Agreement, hereby continues the existence of the Company as a limited liability company pursuant to the provisions in the Beverly-Killea Limited Liability Company Act, §17000, et seq., as it may be amended from time to time, and any successor to such statute (the “Act”). The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. The Agreement shall be considered the “Operating Agreement” of the Company within the meaning of Section 17001(ab) of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.
     1. Organizational and Other Matters.
     (a) Name. The name of the Company shall be “Alamo Pharmaceuticals, LLC”.
     (b) Principal Business Office. The principal business office of the Company shall be located at 11388 Sorrento Valley Road, San Diego, California 92121.
     (c) Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of California is CT Corporation System, 818 West 7th Street, Los Angeles, California 90017, or as otherwise determined by the Member from time to time.
     (d) Term. The Company shall have a perpetual existence.
     (e) Articles of Organization. The Company was formed as a limited liability company under the Act by the filing of Articles of Organization with the Secretary of State of the State of California on March 13, 2000, as the same may be amended, restated or supplemented from time to time. The Member or an Officer (as defined below) shall execute, deliver and file any other certificates (and any amendments, supplements and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Articles of Organization as provided in the Act.

     2. Purpose. The business purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be engaged under applicable law (including, without limitation, the Act).
     3. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. Any person appointed as an officer or manager of the Company prior to the Effective Date is hereby removed, provided that, at any time after the Effective Date, the Member may appoint a Board of Managers (the “Managers”) and may also appoint a President or one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable (the “Officers”) to manage the day-to-day business affairs of the Company. The Managers, and each of them, and the Officers, and each of them, shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member. The Member may remove any Manager or Officer and may increase or decrease the number of Managers and Officers at any time for any reason.
     4. Distributions and Allocations. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction, or credit of the Company shall be treated as income, gain, loss, deduction or credit (as applicable) of the Member.
     5. Exculpation. As of the Effective Date, neither (i) the Member, (ii) any affiliate of the Member, nor (iii) any officer, director, employee, or agent of the Company, the Member or any of its affiliates, shall be liable, responsible, or accountable in damages or otherwise to the Company or the Member by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company except for its or his gross negligence or willful misconduct.
     6. Indemnity. The Company shall indemnify and hold harmless (i) the Member, (ii) any affiliate of the Member, and (iii) any officer, director, employee, or agent of the Company, the Member or any of its affiliates, (each, an “Indemnitee”), from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) suffered or incurred by any such Indemnitee by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company.
     7. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.
     8. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.
     9. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to otherwise governing principles of conflicts of law.
Signature Page to Fourth Amended and Restated Operating Agreement

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MEMBER: AVANIR PHARMACEUTICALS, a California corporation
By:	/s/ Eric K. Brandt
Eric K. Brandt
President and Chief Executive Officer
Signature Page to Fourth Amended and Restated Operating Agreement